Exhibit 10.3

Published Deal CUSIP: 20679MAD1
Published PLOC Credit Commitment CUSIP: 20679MAH2

INTERCOMPANY CREDIT AGREEMENT

Dated as of October 23, 2026,

among

CONDUENT INCORPORATED,
as Holdings,

CONDUENT BUSINESS SERVICES, LLC,
as the Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

ANKURA TRUST COMPANY, LLC,
as Administrative Agent and Collateral Agent,
and

THE LENDERS PARTY HERETO FROM TIME TO TIME,

TABLE OF CONTENTS
Page
ARTICLE 1 Definitions and Accounting Terms    1
Section 1.01.    Defined Terms    1
Section 1.02.    Other Interpretive Provisions    48
Section 1.03.    Accounting Terms.    48
Section 1.04.    Rounding    49
Section 1.05.    References to Agreements, Laws, Etc    49
Section 1.06.    Times of Day    49
Section 1.07.    Timing of Payment or Performance    49
Section 1.08.    [Reserved]    49
Section 1.09.    Additional Approved Currencies.    50
Section 1.10.    Interest Rates    50
ARTICLE 2 The Commitments and Credit Extensions    50
Section 2.01.    The Loans.    50
Section 2.02.    Borrowings, Conversions and Continuations of Loans.    52
Section 2.03.    [Reserved].    53
Section 2.04.    [Reserved].    53
Section 2.05.    Prepayments.    53
Section 2.06.    Termination or Reduction of Commitments    55
Section 2.07.    Repayment of Loans.    55
Section 2.08.    Interest.    55
Section 2.09.    Fees    56
Section 2.10.    Computation of Interest and Fees.    56
Section 2.11.    Evidence of Indebtedness.    56
Section 2.12.    Payments Generally.    57
Section 2.13.    [Reserved].    58
Section 2.14.    Incremental Credit Extensions    58
Section 2.15.    [Reserved].    59
Section 2.16.    [Reserved].    59
Section 2.17.    [Reserved].    59
Section 2.18.    [Reserved].    59
ARTICLE 3 Taxes, Increased Costs Protection and Illegality    59
Section 3.01.    Taxes.    59
Section 3.02.    Illegality    62
Section 3.03.    Inability to Determine Rates    62
Section 3.04.    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.    65
Section 3.05.    Funding Losses    66
-i-

Page
Section 3.06.    Matters Applicable to All Requests for Compensation.    67
Section 3.07.    Replacement of Lenders under Certain Circumstances.    68
Section 3.08.    Survival    69
ARTICLE 4 Conditions Precedent to Credit Extensions    69
Section 4.01.    Conditions to Initial Credit Extension    69
Section 4.02.    Conditions to All Credit Extensions    72
ARTICLE 5 Representations and Warranties    72
Section 5.01.    Existence, Qualification and Power; Compliance with Laws    72
Section 5.02.    Authorization; No Contravention    72
Section 5.03.    Governmental Authorization; Other Consents    72
Section 5.04.    Execution, Delivery and Enforceability    73
Section 5.05.    Financial Statements; No Material Adverse Effect.    73
Section 5.06.    Litigation    73
Section 5.07.    Ownership of Property; Liens; Real Property.    73
Section 5.08.    Environmental Matters    74
Section 5.09.    Taxes    74
Section 5.10.    ERISA Compliance.    74
Section 5.11.    Subsidiaries; Equity Interests    75
Section 5.12.    Margin Regulations; Investment Company Act.    75
Section 5.13.    Disclosure    75
Section 5.14.    Labor Matters    76
Section 5.15.    Intellectual Property; Licenses, Etc    76
Section 5.16.    Solvency    76
Section 5.17.    Subordination of Junior Financing    76
Section 5.18.    OFAC; USA PATRIOT Act; FCPA.    76
Section 5.19.    Security Documents.    77
Section 5.20.    Use of Proceeds    77
Section 5.21.    Insurance    78
Section 5.22.    Outbound Investment Rules    78
ARTICLE 6 Affirmative Covenants    78
Section 6.01.    Financial Statements.    78
Section 6.02.    Certificates; Other Information    79
Section 6.03.    Notices    79
Section 6.04.    Payment of Taxes    80
Section 6.05.    Preservation of Existence, Etc    80
Section 6.06.    Maintenance of Properties    80
Section 6.07.    Maintenance of Insurance.    80
Section 6.08.    Compliance with Laws    81
Section 6.09.    Books and Records    81
Section 6.10.    Inspection Rights    81
-ii-

Page
Section 6.11.    Additional Collateral; Additional Guarantors    81
Section 6.12.    Compliance with Environmental Laws    83
Section 6.13.    Further Assurances    83
Section 6.14.    [Reserved]    83
Section 6.15.    Maintenance of Ratings    84
Section 6.16.    Post-Closing Covenants    84
Section 6.17.    Perfection Certificate    84
Section 6.18.    Use of Proceeds    84
Section 6.19.    [Reserved]    84
Section 6.20.    Compliance with OFAC; USA PATRIOT Act; FCPA, etc.    84
Section 6.21.    [Reserved]    84
Section 6.22.    Available Factoring Condition    84
Section 6.23.    Government Contracts    84
ARTICLE 7 Negative Covenants    85
Section 7.01.    Liens    85
Section 7.02.    Investments    89
Section 7.03.    Indebtedness    93
Section 7.04.    Fundamental Changes    96
Section 7.05.    Dispositions    97
Section 7.06.    Restricted Payments    99
Section 7.07.    Transactions with Affiliates    103
Section 7.08.    Burdensome Agreements    104
Section 7.09.    [Reserved].    104
Section 7.10.    Prepayments, Etc. of Indebtedness    105
Section 7.11.    Holdings Covenant    105
Section 7.12.    Outbound Investment Rules    106
Section 7.13.    [Reserved].    106
Section 7.14.    Material Agreement Amendments    106
Section 7.15.    Liability Management Transactions    106
Section 7.16.    Change in Nature of Business    106
Section 7.17.    Accounting Changes    106
ARTICLE 8 Events of Default and Remedies    106
Section 8.01.    Events of Default    106
Section 8.02.    Remedies Upon Event of Default    108
Section 8.03.    Exclusion of Immaterial Subsidiaries    109
Section 8.04.    Application of Funds    109
ARTICLE 9 Administrative Agent and Other Agents    109
Section 9.01.    Appointment and Authorization of Agents.    109
Section 9.02.    Delegation of Duties    110
Section 9.03.    Liability of Agents    111
-iii-

Page
Section 9.04.    Reliance by Agents    112
Section 9.05.    Notice of Default    112
Section 9.06.    Credit Decision; Disclosure of Information by Agents    112
Section 9.07.    Indemnification of Agents    113
Section 9.08.    Agents in Their Individual Capacities    113
Section 9.09.    Successor Agents    114
Section 9.10.    Administrative Agent May File Proofs of Claim; Credit Bidding    114
Section 9.11.    Collateral and Guaranty Matters    115
Section 9.12.    Other Agents; Arrangers and Managers    117
Section 9.13.    Withholding Tax Indemnity    117
Section 9.14.    Appointment of Supplemental Agents.    117
Section 9.15.    Certain ERISA Matters.    118
Section 9.16.    Recovery of Erroneous Payments    119
Section 9.17.    Certain Other Matters    119
ARTICLE 10 Miscellaneous    120
Section 10.01.    Amendments, Etc    120
Section 10.02.    Notices and Other Communications; Facsimile Copies.    121
Section 10.03.    No Waiver; Cumulative Remedies    122
Section 10.04.    Attorney Costs and Expenses    122
Section 10.05.    Indemnification by the Borrower    123
Section 10.06.    Payments Set Aside    123
Section 10.07.    Successors and Assigns.    124
Section 10.08.    Confidentiality    126
Section 10.09.    Setoff    127
Section 10.10.    Interest Rate Limitation    127
Section 10.11.    Counterparts    127
Section 10.12.    Integration; Termination    127
Section 10.13.    Survival of Representations and Warranties    128
Section 10.14.    Severability    128
Section 10.15.    GOVERNING LAW.    128
Section 10.16.    WAIVER OF RIGHT TO TRIAL BY JURY    128
Section 10.17.    Binding Effect    129
Section 10.18.    USA PATRIOT Act    129
Section 10.19.    No Advisory or Fiduciary Responsibility.    129
Section 10.20.    Electronic Execution    130
Section 10.21.    Judgment Currency    130
Section 10.22.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    131
Section 10.23.    Cashless Rollovers    131
Section 10.24.    [Reserved]    131
Section 10.25.    Third Party Beneficiaries    131
-iv-

Page
ARTICLE 11 Guaranty    132
Section 11.01.    The Guaranty    132
Section 11.02.    Obligations Unconditional    132
Section 11.03.    Reinstatement    133
Section 11.04.    Subrogation; Subordination    133
Section 11.05.    Remedies    133
Section 11.06.    Instrument for the Payment of Money    133
Section 11.07.    Continuing Guaranty    133
Section 11.08.    General Limitation on Guarantee Obligations    134
Section 11.09.    Information    134
Section 11.10.    Release of Guarantors    134
Section 11.11.    Right of Contribution    134
Section 11.12.    [Reserved]    134
-v-

SCHEDULES
1.01A    Commitments
1.01B    [Reserved]
1.01C    Excluded Subsidiaries
1.01D    [Reserved]
1.01E    [Reserved]
1.01F    [Reserved]
5.05    Certain Liabilities
5.06    Litigation
5.09    Taxes
5.11    Subsidiaries and Other Equity Investments
6.16    Post-Closing Covenant
7.01(b)    Existing Liens
7.02(f)    Existing Investments
7.03(b)    Existing Indebtedness
7.07    Transactions with Affiliates
7.08    Certain Contractual Obligations
10.02    Administrative Agent’s Office
10.02(a)    Notice Information
EXHIBITS
Form of
A    Committed Loan Notice
B    Letter of Credit Request
C    Notice
D-1    [Reserved]
D-2    [Reserved]
D-3    Revolving Credit Note
D-4    [Reserved]
E-1    Quarterly Certificate
E-2    Solvency Certificate
F    Assignment and Assumption
G    Security Agreement
H    Perfection Certificate
I    Global Amended and Restated Intercompany Note
J    Junior Lien Intercreditor Agreement
K    Administrative Questionnaire
L    [Reserved]
M    United States Tax Compliance Certificate

*Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

-vi-

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of October 23, 2026 among Conduent Business Services, LLC, a Delaware limited liability company (the “Borrower”), Conduent Incorporated, a New York corporation (“Holdings”), the other Guarantors (such term and any other capitalized terms used but not defined in this introductory paragraph and the Preliminary Statements below are defined in Section 1.01 below) party hereto from time to time, Ankura Trust Company, LLC, as Administrative Agent and Collateral Agent, and each of the entities from time to time party hereto as Lenders.
PRELIMINARY STATEMENTS
On the Closing Date, the Borrower requested that the applicable Lenders extend credit to the Borrower in the form of (i) the First Out Revolving Credit Facility in an initial aggregate principal amount of $75,000,000, (ii) the Second Out Extended Revolving Credit Facility in an aggregate principal amount of $186,666,666.68, (iii) the Second Out Non-Extended Revolving Credit Facility in an aggregate principal amount of $170,000,000 and (iv) the PLOC Credit Commitments in an aggregate principal amount of $15,000,000.In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
Definitions and Accounting Terms
Section 1.01.    Defined Terms. As used in this Agreement (including in the Preliminary Statements hereto), the following terms shall have the meanings set forth below:
“Accounting Change” means any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Adjusted EBITDA” means, with respect to any specified Person for any period, the EBITDA of such Person; provided that, to the extent included therein any non-recurring or unusual charges, expenses, gains or losses shall be added-back to the extent deducted (and not added back) in determining EBITDA for such period; provided, further, that the aggregate amount added-back pursuant to this proviso for any period of four fiscal quarters shall not exceed 25% of Adjusted EBITDA for such period (calculated prior to giving effect to this proviso).
“Administrative Agent” means Ankura Trust, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit K or such other form as may be supplied from time to time by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, each of Holdings and each Subsidiary of Holdings shall constitute an “Affiliate” of the Borrower, and their respective Subsidiaries.

“Agent Fee Letter” means that certain agent fee letter, dated October 23, 2026, among the Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Ankura Trust” means Ankura Trust Company, LLC and its successors.
“Applicable Law” has the meaning set forth in Section 3.01(h).
“Applicable Rate” means the Newco Applicable Rate.
“Applicable Time” means, with respect to any Borrowings and payments in any Approved Foreign Currency, the local time in the place of settlement for such Approved Foreign Currency as shall be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment. In advance of the initial borrowing of a Revolving Credit Loan in any Approved Foreign Currency, the Administrative Agent shall provide the Borrower and Revolving Credit Lenders with written notice of the Applicable Time for any borrowings and payments in such Approved Foreign Currency. In the event no such notice is delivered by the Administrative Agent, the Borrower and any Revolving Credit Lender shall be required to make any borrowings and payments in accordance with the times specified herein for borrowings and payments in Dollars.
“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.
“Approved Currency” means each of (i) Dollars, (ii) euros and (iii) any other currency that is approved in accordance with Section 1.09.
“Approved Foreign Currency” means any Approved Currency other than Dollars.
“Assignees” has the meaning set forth in Section 10.07(b).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F hereto.
“Assignment Taxes” has the meaning set forth in Section 3.01(b).
“Attorney Costs” means and includes the reasonable and documented out-of-pocket fees, disbursements and other charges of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Financing Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated financial statements of Holdings and its Consolidated Subsidiaries as of December 31, 2025 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year ended on December 31, 2025.
“Available Factoring Condition” means that the Borrower or any of its Subsidiaries shall have entered into, and there shall be in full force and effect, one or more Qualified Securitization Facilities or other receivables financing or factoring programs with an aggregate facility amount of not less than $100,000,000, on terms customary for facilities of such type (as reasonably determined by the Borrower), the effectiveness of which is not subject to any unsatisfied conditions precedent. It being understood and agreed that the facility pursuant to the MUFG Factoring Program shall not satisfy the Available Factoring Condition unless the date in clause (k) of Exhibit D of the MUFG Factoring Program shall have been extended beyond December 31, 2026.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Plan” shall have the meaning provided for in Section 8.04(b).
“Bankruptcy Proceeding” shall mean any voluntary or involuntary case or proceeding commenced under any Debtor Relief Law now or hereafter in effect.
“Base Rate” has the meaning assigned to such term in the Newco Credit Agreement.
“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.
“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent (in consultation with the Required Lenders) and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the Benchmark Replacement would be less than, in the case of the Revolving Credit Commitments, 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark

Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Required Lenders).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Required Lenders) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Required Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Required Lenders) determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Bilateral Letter of Credit Facility” has the meaning set forth in the Newco Credit Agreement.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrower Materials” has the meaning set forth in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing of a particular Class, as the context may require.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located, (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan (other than any Eurocurrency Rate Loan denominated in euros), any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a day on which dealings in deposits in the applicable Approved Foreign Currency are conducted by and between banks in the applicable interbank market, and (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in euros, any fundings, disbursements, settlements and payments in euros in respect of any such Eurocurrency Rate Loan, or any other dealings in euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day described in clause (a) above that is also a TARGET Day.
“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Leases) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Subsidiaries.
“Captive Insurance Subsidiary” means (i) any Subsidiary of the Borrower operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Borrower or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.
“Cash Equivalents” means, with respect to any Person, any of the following types of Investments, to the extent owned by such Person:
(1)    Dollars;
(2)    (a) cash in such other currencies held by such Person or any Subsidiary from time to time in the ordinary course of business or consistent with industry practice, (b) Canadian Dollars or (c) euros, pounds sterling, yen or any national currency of any participating member state of the Economic and Monetary Union (EMU);
(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $100,000,000 (or the foreign currency equivalent as of the date of determination);
(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (7) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;
(6)    commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s, at least A-2 by S&P or F2 by Fitch (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) and in each case maturing within 24 months after the date of creation thereof;
(7)     marketable short-term money market and similar funds having a rating of at least P-2, A-2 or F2 from Moody’s, S&P or Fitch respectively (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);
(8)    readily marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision, public instrumentality or taxing authority thereof with maturities of 24 months or less from the date of acquisition;

(9)    readily marketable direct obligations issued by, or unconditionally guaranteed by, any foreign government or any political subdivision, public instrumentality or taxing authority thereof, in each case (other than in the case of such obligations issued or guaranteed by any participating member state of the Economic and Monetary Union (EMU)) having an investment grade rating from Moody’s, S&P or Fitch (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;
(10)    Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P, A2 (or the equivalent thereof) or better by Moody’s or A (or the equivalent thereof) or better by Fitch (or, if at any time Moody’s, S&P or Fitch shall not be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);
(11)    securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;
(12)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “A” or higher from Fitch with maturities of 24 months or less from the date of acquisition; and
(13)    investment funds investing at least 90% of their assets in currencies, instruments or securities of the types described in clauses (1) through (12) above.
In the case of Investments by the Borrower or any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.
In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P, Baa3 (or the equivalent thereof) or better by Moody’s or the equivalent ratings by Fitch, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses (1) through (13) of this definition or clause (a) above, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.
“Casualty Event” means any event that gives rise to the receipt by any Remainco Entity of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property to replace or repair such equipment, fixed assets or Real Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change of Control” shall be deemed to occur if:
(a)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than (i) any combination of the Permitted Holders or (ii) any “group” including any Permitted Holders (provided that Permitted Holders beneficially own more than 50% of all voting interests beneficially owned by such “group”), shall have acquired beneficial ownership of more than 40%, on a fully diluted basis, of the voting interest in Holdings’ Equity Interests, in each case, other than in connection with any transaction or series of transactions in which Holdings shall become the wholly owned Subsidiary of a Holding Company or for which the sole purpose is to collapse a holding company structure;
(b)    a “change of control” (or similar event) shall occur under the Newco Credit Agreement, the Senior Secured Notes, the Existing Credit Agreement or any Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount in excess of the Threshold Amount;
(c)    (i) Holdings shall cease, directly or indirectly, to own 100% of the Equity Interests of the Borrower; or
(d)    a sale of all or substantially all assets of Holdings and its Subsidiaries.
Notwithstanding the preceding or any provision of Section 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) [reserved] and (iv) a transfer of assets between or among the Borrower and its Subsidiaries shall not itself constitute a Change of Control.
“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are First Out Revolving Credit Commitments, Second Out Extended Revolving Credit Commitments, Second Out Non-Extended Revolving Credit Commitments, PLOC Credit Commitments, or Incremental Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are First Out Revolving Credit Loans, Second Out Extended Revolving Credit Loans, Second Out Non-Extended Revolving Credit Loans, Performance L/C Loans or Incremental Term Loans. Incremental Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. There shall be no more than an aggregate of four Classes of revolving credit facilities and eight Classes of term loan facilities under this Agreement at any time outstanding under this Agreement.
“Closing Date” means October 23, 2026, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” (or similar term) as defined in any other Collateral Document, (iii) Mortgaged Property and (iv) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document.
“Collateral Agent” means Ankura Trust, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11, Section 6.13, Section 6.16 or the Security Agreement, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;
(b)    the Obligations shall have been guaranteed by Holdings, the Borrower (other than with respect to its own Obligations) and each Subsidiary of the Borrower (other than the Excluded Subsidiaries) pursuant to the Guaranty;
(c)    subject to the Existing Credit Agreement Intercreditor Agreement, the Obligations and the Guaranty shall have been secured pursuant to the Security Agreement and the Holdings Pledge Agreement, as applicable, by a first-priority perfected security interest in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Subsidiary (that is not an Excluded Subsidiary (other than any Subsidiary that is an Excluded Subsidiary solely pursuant to clause (f), (g), (j)(y) or (n) of the definition thereof) directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) (and the Collateral Agent (or the Controlling Collateral Agent) shall have received certificates, documents or title or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);
(d)    all Pledged Debt owing to the Borrower or any other Subsidiary Guarantor (any such Pledged Debt owing to the Borrower or any Subsidiary Guarantor from any Subsidiary, the “Pledged Intercompany Debt”), that is evidenced by a promissory note shall have been delivered to the Collateral Agent pursuant to the Security Agreement (or the Controlling Collateral Agent pursuant to the Existing Credit Agreement Intercreditor Agreement) and the Collateral Agent (or the Controlling Collateral Agent, as applicable) shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(e)    the Obligations and the Guaranty shall have been secured by a perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of the Borrower and Subsidiary Guarantor (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, IP Rights, other general intangibles, Material Real Property (which in the case of Material Real Property shall include Mortgages on such Material Real Property) and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Collateral Documents;
(f)    subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (e) above or under Sections 6.11, 6.13 or 6.16 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax or similar charge will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property covered by such Mortgage (as reasonably determined by the Borrower in good faith) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) a fully paid American Land Title Association Lender’s policy of title insurance (or a marked-up title insurance commitments having the effect of a policy of title insurance) on such Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (each, a “Mortgage Policy,” and collectively, the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the property covered thereby), insuring such Mortgage to be a valid subsisting first priority Lien on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 or Liens otherwise consented to by the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available, and applicable, under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including but not limited to endorsements on matters relating to usury, first loss, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates; provided, however, that in lieu of a zoning endorsement the Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider, (iii) an opinion from local counsel in each jurisdiction (A) where such Mortgaged Property is located regarding the enforceability and perfection of such Mortgage and any related fixture filings and (B) where the applicable Loan Party granting the Mortgage on such Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Collateral Agent, (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the applicable Loan Party if required by Flood Insurance Laws (as defined below), together with evidence of flood insurance, to the extent required under Section 6.07(c) hereof and (v) a new ALTA or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from such Mortgage Policy and issue the endorsements required in clause (ii) above;
(g)    except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents, applicable Law or reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered, or recorded or delivered to the Collateral Agent for filing, registration or recording;
(h)    after the Closing Date, each Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees or is otherwise an obligor, of any Senior Secured Notes Obligations or that Guarantees (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) any Junior Financing with a principal amount in excess of the Threshold Amount or any Permitted Refinancing of any of the foregoing, shall be a Guarantor hereunder for so long as it Guarantees or is otherwise an obligor of such Indebtedness; and
(i)    after the Closing Date, if Holdings or any Subsidiary thereof forms, creates, designates or otherwise acquires any direct or indirect Subsidiary of Holdings, the Loan Parties shall cause such Subsidiary to execute and deliver (i) a joinder to the Global Remainco Intercompany Subordination Agreement and (ii) a counterpart of the Global Amended and Restated Intercompany Note on or before the date that is forty-five (45) days after the date of such formation, creation, designation or other acquisition.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(A)    the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the following (collectively, the “Excluded Assets”): (i) any interest in fee-owned Real Property (other than Material Real Properties) and all leasehold interests in Real Property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement)) and commercial tort claims with a value of less than $10,000,000; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual restriction to the extent permitted under this Agreement and binding on such assets on the Closing Date or on the date of the acquisition thereof or entered into in connection with the incurrence of indebtedness of the type contemplated by clause (u) of Section 7.01 but not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (u) of Section 7.01)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code of any applicable jurisdiction) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) Equity Interests in any Person other than Wholly-Owned Subsidiaries to the extent the pledge thereof is not permitted by the terms of such Person’s organizational documents, joint venture agreements or shareholder agreements or similar contractual obligation; (v) any property or assets to the extent a security interest therein could result in material adverse tax consequences, to Holdings, the Borrower, any direct or indirect parent entity of Holdings or any of the Borrower’s direct or indirect Subsidiaries, as determined in good faith by the Borrower; (vi) any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, Financing Lease Obligation, factoring or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement or other general intangible, Financing Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition; (vii) those assets as to which the Administrative Agent (acting at the direction of the Required Facility Lenders (as defined in the Newco Credit Agreement)) and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorization are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable Law; (ix) “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; (x) assets subject to Liens securing Qualified Securitization Facilities permitted hereunder; (xi) any segregated accounts or funds held or received on behalf of third parties (other than the Borrower or any Guarantor); (xii) any equipment or other asset subject to Liens not prohibited hereunder securing acquired debt permitted hereunder (limited to the acquired assets), sale and leaseback transactions, capital lease obligations, financing lease obligation or similar arrangement or other purchase money debt, if the contract or other agreement providing for such debt, sale and leaseback transaction or capital lease or financing lease obligation prohibits or requires the consent of any Person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such indebtedness and prohibition or requirement is permitted under this Agreement; (xiii) any property or assets owned by any Foreign Subsidiary (unless such Subsidiary becomes a Loan Party) or any subsidiary which is not a Loan Party, (xiv) any accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts) and any tax benefit accounts, escrow accounts, fiduciary or trust accounts and any funds or property held in such accounts, (xv) to the extent pledges and security interests therein are prohibited or restricted by applicable Law, Equity Interests in any Subsidiaries that are a broker-dealer, state chartered trust company, national trust company or thrift limited to trust powers, (xvi) Margin Stock and (xvii) voting Equity Interests in any Foreign Subsidiary that is a CFC or any FSHCO, in each case, representing more than 65% of the voting power of all outstanding Equity Interests of such CFC or FSHCO; provided, that, notwithstanding the foregoing, in no event shall Excluded Assets include any assets, property or rights therein that secure, or purport to secure, any Senior Secured Notes Obligations.
(B)    (i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements; (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any IP Rights registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (iii) no landlord, mortgagee or bailee waivers shall be required, (iv) no notice shall be required to be sent to insurers, account debtors or other contractual third parties when no Event of Default has occurred and is continuing and (v) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clauses (i) or (ii) of this clause (B);
(C)    the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and any other direct subsidiary of the Borrower that is a Remainco Entity (other than Equity Interests constituting Excluded Assets) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Collateral Agent or its counsel that such certificates, powers and instruments have been previously delivered to the Controlling Collateral Agent or sent for overnight delivery to the Controlling Collateral Agent or its counsel);
(D)    in the event that a Foreign Subsidiary becomes a Guarantor such Loan Party shall grant a perfected lien on substantially all of its assets pursuant to arrangements reasonably agreed between the

Administrative Agent and the Borrower, pursuant to documentation and subject to customary limitations in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Borrower, and nothing in the definition of “Excluded Assets” or other limitation in this Agreement shall in any way limit or restrict the pledge of assets and property by any such Foreign Subsidiary that is a Guarantor or the pledge of the Equity Interests of such Foreign Subsidiary by any other Loan Party that holds such Equity Interests; and
(E)    Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Agreement and the Collateral Documents; provided, that, notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, in the event that any perfection steps or other similar actions are taken with respect to any Collateral under or in connection with any Senior Secured Notes Obligations, unless otherwise agreed by the Administrative Agent, such perfection steps or other similar actions shall concurrently be taken in favor of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement, the Holdings Pledge Agreement, the Intellectual Property Security Agreements, each of the Mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11, Section 6.13 or Section 6.16 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means a Revolving Credit Commitment, PLOC Credit Commitment, Incremental Revolving Credit Commitment, or Incremental Term Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Committed Third Out Buy-Out Notice” shall have the meaning provided for in Section 8.04(j)(i).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).
“Conforming Changes” means with respect to the use, administration of or any conventions associated with any proposed Successor Rate for an Approved Foreign Currency, any conforming changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Approved Foreign Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Approved Foreign Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary) in connection with the administration of this Agreement and any other Loan Document.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Adjusted EBITDA of such Person for such period plus, without duplication, the following, in each case (and to the extent applicable and other than clause (1) below) to the extent deducted (and not added back) in determining Adjusted EBITDA for such period:
(1)    the amount of (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the Closing Date (including from any actions taken in whole or in part prior to the Closing Date), net of the amount of actual benefits realized during such period from such actions and (y) pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar transactions or initiatives that are reasonably identifiable and factually supportable and certified to the Administrative Agent in writing and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, including any steps or actions taken in whole or in part prior to the Closing Date or the applicable consummation date of such transaction, initiative or event) or are expected to be taken (in the good faith determination of the Borrower) within 18 months after any such transaction, initiative or event is consummated, net of the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (1) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that the aggregate amount added back pursuant to this clause (1) and pursuant to clause (a) of the definition of “Pro Forma Adjustment” for any Test Period shall not exceed 25% of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (1) and clause (a) of the definition of “Pro Forma Adjustment”); plus
(2)    any expenses or charges related to streamlining and restructuring activities (including related payroll, relocation and contract termination charges or expenses), facilities-exiting or facilities closure, idling or repurposing activities, business optimization activities, asset write-downs or write-offs, reductions in force, furloughs, severance, retention bonuses and professional fees related to any of the foregoing, in each case, within 18 months after any such transaction; provided that the aggregate amount added back pursuant to this clause (2) for any Test Period shall not exceed 25% of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (2)).
Notwithstanding the foregoing, for any Test Period ending on or after June 30, 2028, the aggregate amount added back pursuant to clauses (1) and (2) above and clause (a) of the definition of “Pro Forma Adjustment” (i) in respect of any fiscal quarter ending on or prior to March 31, 2028, shall not exceed 50% of Consolidated EBITDA for such fiscal quarter and (ii) in respect of any fiscal quarter ending after March 31, 2028, shall not exceed 30% of Consolidated EBITDA for such Test Period (in each case calculated after giving effect to such add-backs); provided that, for the avoidance of doubt, any Test Period that includes one or more fiscal quarters ending on or prior to March 31, 2028 and one or more fiscal quarters ending after March 31, 2028 shall be subject to the limitation in clause (i) with respect to each such earlier fiscal quarter and the limitation in clause (ii) with respect to each such later fiscal quarter.
“Consolidated First Lien Net Debt” means Consolidated Total Net Debt minus the sum (without duplication) of (i) the portion of Indebtedness of the Borrower or any Subsidiary included in Consolidated Total Net Debt that is not secured by a Lien on any Collateral hereunder or Collateral under and as defined in the Existing Credit Agreement Documents, (ii) the portion of Indebtedness of the Borrower or any of its Subsidiaries included in

Consolidated Total Net Debt that is secured by Liens on the Collateral, all of which Liens are expressly subordinated or junior to the Liens securing the Obligations and (iii) the portion of Indebtedness of the Borrower or any Subsidiary included in Consolidated Total Net Debt that is secured by Liens on the Collateral under and as defined in the Existing Credit Agreement Documents, all of which Liens are expressly subordinated or junior to the Liens securing the Obligations under and as defined in the Existing Credit Agreement Documents.
“Consolidated First Lien Net Leverage Ratio” means, with respect to any four-quarter period, the ratio of (a) Consolidated First Lien Net Debt of the Borrower and its Subsidiaries as of the last day of such period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to any four-quarter period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Fixed Charges of the Borrower and its Subsidiaries for such period.
“Consolidated Interest Expense” means, for any Person in any period, the sum, without duplication, of:
(1)    consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Financing Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (o) annual agency or similar fees paid to the administrative agent, collateral agents and other agents under this Agreement or other credit facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement with respect to any securities, (q) costs associated with obtaining Swap Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, cost or penalty, (y) interest expense attributable to a parent entity resulting from push-down accounting, and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus
(2)    consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less
(3)    interest income of such Person and its Subsidiaries for such period.
For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower or to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that, to the extent included therein,

(1)    all extraordinary gains and losses and all gains and losses realized in connection with any sale or other disposition of assets outside of the ordinary course of business, the disposition of securities or the early extinguishment or repurchase of Indebtedness or Swap Obligations, together with any related provision for taxes on any such gain, will be excluded;
(2)    the net income (or loss) of any Person that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;
(3)    [reserved];
(4)    the cumulative effect of a change in accounting principles will be excluded;
(5)    any unrealized gains, losses, expenses or charges resulting from hedging, option, warrant or other derivative transactions (including, without limitation, with respect to Swap Obligations) will be excluded;
(6)    any (a) non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or postemployment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights and (c) impairments, write-offs or write-downs of goodwill or other assets will be excluded;
(7)    any gain or loss for such period from currency transaction gains or losses or net gains or losses related to currency remeasurements of Indebtedness will be excluded;
(8)    any unrealized net after-tax income (loss) from Swap Obligations or cash management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments will be excluded;
(9)    any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition” will be excluded;
(10)    any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles — Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity — Overall — Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;
(11)    any charges resulting from amortization of actuarial gains and losses under Accounting Standards Codification Topic 715 “Compensation — Retirement Benefits” will be excluded;
(12)    any deferred financing costs and original issue discounts amortized or written off, any premiums and prepayment penalties, breakage costs, other related fees, expenses or reserves paid or recorded in connection with any acquisition, disposition, financing, refinancing or repayment, including the expensing of bridge, commitment and other financing costs, and any fees, expenses, charges or change in control payments related to such transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the effective date of such transactions and costs and expenses after the effective date of such transactions related to the employment or transition of terminated employees) will be excluded;
(13)    any non-cash costs related to the termination of any employee benefit plan will be excluded;

(14)    non-cash charges for deferred tax asset valuation allowances shall be excluded; and
(15)    if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted herein.
“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with Holdings in accordance with GAAP.
“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions), consisting of Indebtedness for borrowed money, purchase money indebtedness, Attributable Indebtedness and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus the aggregate amount of all unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries as of such date, not to exceed $300,000,000 (with any cash used to cash collateralize letters of credit being deemed unrestricted cash solely for purposes of this definition); provided that Consolidated Total Net Debt shall not include (i) Indebtedness in respect of issued and undrawn letters of credit (including Letters of Credit issued under the Newco Credit Agreement), (ii) obligations under Swap Contracts or in respect of Non-Financing Lease Obligations, (iii) Qualified Securitization Facilities or (iv) obligations under this Agreement.
“Consolidated Total Net Leverage Ratio” means, with respect to any four-quarter period, the ratio of (a) Consolidated Total Net Debt as of the last day of such period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning set forth in the definition of “Affiliate.”
“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.
“Controlling” has the meaning set forth in the definition of “Affiliate.”
“Controlling Collateral Agent” has the meaning set forth in the Existing Credit Agreement Intercreditor Agreement.
“Credit Extension” means a Borrowing.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means with respect to any overdue amount (except overdue principal other than overdue principal on a Base Rate Loan), an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Revolving Credit Loans that are Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal, in respect of a Eurocurrency Rate Loan or Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.
“DIP Financing” shall have the meaning provided for in Section 8.04(d).
“DIP Financing Liens” shall have the meaning provided for in Section 8.04(d).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale leaseback and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Denominated Loan” means any Loan incurred in Dollars.
“Dollar Equivalent” means, with respect to an amount of an Approved Currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such Approved Currency.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“Drop-Down Contribution Document” has the meaning assigned to such term in the Newco Credit Agreement.
“Drop-Down Transaction” has the meaning assigned to such term in the Newco Credit Agreement.
“EBITDA” means with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period in each case plus, without duplication, the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
(1)    provision for taxes based on income or profits of such Person and its Subsidiaries for such period; plus
(2)    Consolidated Interest Expense of such Person and its Subsidiaries for such period; plus
(3)    depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus
(4)    the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus
(5)    any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; plus
(6)    any fees and expenses, including deferred amortization and deferred financing costs, paid in connection with the Transactions; minus
(7)    non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning set forth in Section 10.20.
“Electronic Record” has the meaning set forth in Section 10.20.
“Electronic Signature” has the meaning set forth in Section 10.20.
“Eligible Assignee” has the meaning set forth in Section 10.07(a).
“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, Hazardous Materials, or the protection of human health and safety as it relates to exposure to Hazardous Materials, including any applicable provisions of CERCLA.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries that are Remainco Entities directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials, including, in each case of (a) through (d), any such liability which any Loan Party has retained or assumed pursuant to any written contract, agreement or other consensual arrangement.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Remainco Entity, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.
“ERISA Event” means (a) a Reportable Event; (b) a withdrawal by a Loan Party, any Remainco Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Remainco Entity or any ERISA Affiliate from a Multiemployer Plan or the receipt by a Loan Party, any Remainco Entity or any ERISA Affiliate of any notice that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (g) any Foreign Benefit Event; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Remainco Entity or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” has the meaning assigned to such term in the Newco Credit Agreement.
“EURIBOR Rate” has the meaning assigned to such term in the Newco Credit Agreement.
“euro” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“Eurocurrency Rate” has the meaning assigned to such term in the Newco Credit Agreement.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Eurocurrency Rate Revolving Loan” means a Revolving Credit Loan bearing interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Revolving Loans may be denominated in any Approved Foreign Currency.
“Event of Default” has the meaning set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in clause (A) of the definition of “Collateral and Guarantee Requirement.”
“Excluded Contribution” means net cash proceeds received by the Borrower and contributed to the Borrower after the Closing Date from:
(1)    contributions to its common equity capital; and
(2)    the sale (other than to any Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interests (other than Disqualified Equity Interests and Preferred Stock) of the Borrower (or any direct or indirect parent of the Borrower to the extent contributed as common Equity Interests to the Borrower), in each case to the extent designated as Excluded Contributions by the Borrower and not otherwise applied under this Agreement.
“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of Holdings, the Borrower or any other Subsidiary Guarantor; provided, that any Subsidiary that is a Subsidiary Guarantor shall not be released as a Loan Party and become an Excluded Subsidiary as a result of a transfer of such Subsidiary Guarantor’s equity interests to any Affiliate of the Borrower in connection with a non-bona fide transaction the primary purpose of which was to cause such entity to become an Excluded Subsidiary, (b) any Subsidiary that does not have total assets in excess of 2.5% of Total Assets, individually, or 5% of Total Assets in the aggregate together with all other Subsidiaries excluded via this clause (b), (c) any Securitization Subsidiary, (d) any Subsidiary that is prohibited by applicable Law (whether on the Closing Date or thereafter) or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) or other third party (other than a Loan Party) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (e) any other Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any direct or indirect Foreign Subsidiary of the Borrower, (g) any Subsidiary with respect to which the provision of a guarantee by it would result in material adverse tax consequences to the Borrower, any direct or indirect parent entity of the Borrower or any of the Borrower’s direct or indirect Subsidiaries, in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent; provided that without limiting the other exceptions herein this clause (g) shall not apply to exclude any Domestic Subsidiary of the Borrower existing as of the Closing Date unless such material adverse tax consequences result from a change in law since the Closing Date, (h) any not-for-profit Subsidiaries, (i) those Subsidiaries listed on Schedule 1.01C; provided that any Subsidiary listed on Schedule 1.01C that, as of the Closing Date, does not independently qualify as an Excluded Subsidiary under another clause of this definition (each, a “Specified Scheduled Subsidiary”) shall constitute an Excluded Subsidiary only until the Specified Scheduled Subsidiary Determination Date, and shall cease to constitute an Excluded Subsidiary on such date unless the Borrower has determined pursuant to Section 6.11(d) that such Subsidiary qualifies as an Excluded Subsidiary under another clause of this definition, (j) any direct or indirect Subsidiary (x) that is a direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary that is a CFC or (y) that owns no material assets other than capital stock of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in this clause (j)(y) (any Subsidiary described in this clause (j)(y), a “FSHCO”), (k) any special purpose entities, (l) any Captive Insurance Subsidiaries, (m) any Subsidiaries that are a broker-dealer, state chartered trust company, national trust company or thrift limited to trust powers (collectively, the “Regulated Subsidiaries”) or any Subsidiary providing transfer agent services or similar services to such Regulated Subsidiaries and (n) any Newco Entity; provided that for the avoidance of doubt (i) at the option of the Borrower, any Excluded Subsidiary may issue a Guaranty and become a Guarantor as described in clause (iv) of the definition of “Guarantors” and (ii) any Person that becomes a Guarantor pursuant to clause (iv) of the definition of “Guarantors” shall cease to constitute an Excluded Subsidiary, or be released from its obligations under the Guaranty, solely on the basis that, prior to becoming a Guarantor, such Person constituted an Excluded Subsidiary; provided, further, that, notwithstanding the foregoing, in no event shall Excluded Subsidiary include a guarantor or other obligor of any Senior Secured Notes Obligations.
“Existing Credit Agreement” means the Credit Agreement, dated as of October 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Holdings, the Borrower, Affiliated Computer Services International B.V., Conduent State & Local Solutions, Inc., the lenders party thereto from time to time and Bank of America, N.A., as administrative agent.
“Existing Credit Agreement Agent” means, collectively, the “Administrative Agent” and the “Collateral Agent” under and as defined in the Existing Credit Agreement.
“Existing Credit Agreement Documents” means the “Loan Documents” under and as defined in the Existing Credit Agreement.
“Existing Credit Agreement Extended Commitments” means any “Extended Revolving Credit Commitments” under and as defined in the Existing Credit Agreement.
“Existing Credit Agreement Intercreditor Agreement” means the “Closing Date Intercreditor Agreement” under and as defined in the Existing Credit Agreement.

“Existing Credit Agreement Non-Extended Commitments” means any “Non-Extended Revolving Credit Commitments” under and as defined in the Existing Credit Agreement.
“Existing Credit Agreement Performance L/C Commitments” means any “Performance L/C Commitments” under and as defined in the Existing Credit Agreement.
“Facility” means a given Class of Incremental Term Loans, each Revolving Credit Facility, PLOC Credit Commitments or a given Class of Incremental Revolving Credit Commitments.
“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other published administrative guidance promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements implementing the foregoing, and any laws, fiscal or regulatory legislation, or official administrative guidance, in each case, adopted by a non-U.S. jurisdiction to implement the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financing Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Financing Lease; provided that any obligations of the Borrower or its Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Borrower and its Subsidiaries as financing or capital lease obligations and (ii) that are subsequently recharacterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as financing or capital lease obligations, Financing Lease Obligations or Indebtedness.
“Financing Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as a financing or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect on January 1, 2015; provided that for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP as in effect on January 1, 2015.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Out Facility” means the First Out Revolving Credit Facility.
“First Out Lender” means any Lender to which First Out Obligations are owing.
“First Out Obligations” means the Obligations with respect to, or arising from, the First Out Revolving Credit Loans.
“First Out Revolving Credit Commitment” means, as to each First Out Revolving Credit Lender, its obligation to make First Out Revolving Credit Loans to the Borrower pursuant to Section 2.01(c) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate First Out Revolving Credit Commitments of all First Out Revolving Credit Lenders shall be $75,000,000 on the Closing Date.

“First Out Revolving Credit Facility” means the revolving credit facility with respect to the First Out Revolving Credit Commitments.
“First Out Revolving Credit Lender” means, at any time, any Lender that has a Commitment in respect of First Out Revolving Credit Loans at such time, or, if such Commitments have terminated, Revolving Credit Exposure in respect of First Out Revolving Credit Loans.
“First Out Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01(c) pursuant to the First Out Revolving Credit Commitment.
“Fixed Charges” means, with respect to the Borrower and its Subsidiaries for any period, the sum of, without duplication:
(1)    Consolidated Interest Expense of the Borrower and its Subsidiaries for such period;
(2)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(3)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from any applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.
“Foreign Currency Denominated Loan” means any Loan incurred in any Approved Foreign Currency.
“Foreign Pension Plan” means any benefit plan established, maintained or contributed to by a Loan Party or any Remainco Entity for the benefit of employees of a Loan Party or any Remainco Entity employed and residing outside the United States (other than any plan maintained exclusively by a Governmental Authority.)
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” has the meaning set forth in the definition of “Excluded Subsidiary.”
“GAAP” means at the election of the Borrower (such election to be made no more than one time during the term of this Agreement), (a) the accounting standards and interpretations adopted by the International Accounting Standard Board, as in effect from time to time (“IFRS”) if the Borrower’s financial statements are at such time prepared in accordance with IFRS or (b) generally accepted accounting principles in the United States of America, as in effect from time to time (“U.S. GAAP”) if the Borrower’s financial statements are at such time prepared in accordance with U.S. GAAP; provided, however, that (i) all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amendment or updated accounting standard under IFRS or U.S. GAAP, as applicable, (ii) neither IFRS nor U.S. GAAP shall include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies, (iii) any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter. The Borrower will give notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.
“GAAP Accounting Changes” has the meaning specified in Section 1.03.
“Global Newco Intercompany Note” means a promissory note among the Newco Loan Parties, as payees, and Holdings and each Subsidiary of Holdings that is an obligor in respect of Indebtedness owing to a Newco Loan Party, as payors (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Global Newco Intercompany Subordination Agreement” means the subordination agreement, dated as of the Closing Date, among the Newco Loan Parties, Holdings, each Subsidiary of Holdings that is an obligee in respect of Indebtedness owing by a Newco Loan Party and the Newco Credit Agreement Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time). For the avoidance of doubt, in no event shall the Global Newco Intercompany Subordination Agreement subordinate any Loan Documents, any obligations hereunder or thereunder or any Collateral.
“Global Amended and Restated Intercompany Note” means that certain Global Amended and Restated Intercompany Note substantially in the form of Exhibit I among the Loan Parties on the one hand as payees thereunder, and Holdings and each Subsidiary of Holdings that is an obligor in respect of Indebtedness owing to a Loan Party, on the other hand, as payors thereunder (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Global Remainco Intercompany Subordination Agreement” means the Global Remainco Intercompany Subordination Agreement, dated as of the Closing Date, among the Loan Parties, Holdings and each Subsidiary of Holdings that is an obligee in respect of Indebtedness owing to a Loan Party, the Administrative Agent and Collateral Agent and the Existing Credit Agreement Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time). For the avoidance of doubt, in no event shall the Global Remainco Intercompany Subordination Agreement subordinate any Loan Documents, any obligations hereunder or thereunder or any Collateral.
“Government Accounts” means each account receivable or payable pursuant to a Government Contract.
“Governmental Authority” means any nation or government, any state or local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, self-regulatory organization or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Government Contract” means any client or customer contract, service agreement, or other contract, agreement, or arrangement pursuant to which a Newco Entity provides goods or services.
“Government Accounts Release Conditions” means, in connection with any Government Accounts Release Event, the conditions to such Government Accounts Release Event that: (i) such Government Accounts Release Event does not occur in connection with, and does not effect, a Liability Management Transaction and (ii) no Specified Event of Default has occurred and is continuing at the time of such Government Accounts Release Event; provided, that, with respect to any Government Accounts Release Event occurring in connection with any Qualified Securitization Facility, MUFG Factoring Program or other receivables financing or factoring program permitted to be secured under Section 7.01(ff), (x) such conditions shall be tested at the time the applicable Government Account is sold, contributed or pledged to the counterparty thereunder (including any Securitization

Subsidiary) and (y) once so sold, contributed or pledged to the counterparty thereunder (including any Securitization Subsidiary) in compliance with such conditions, no subsequent failure of such conditions (including any Specified Event of Default occurring thereafter) and no other Default or Event of Default occurring thereafter shall require such Government Account (or proceeds thereof) so sold, contributed or pledged in accordance with such conditions to be repurchased, released or otherwise unwound or to cease to constitute Excluded Assets, and the Liens of the Collateral Agent thereon shall be automatically released (and the Collateral Agent shall promptly deliver such release documentation as the Borrower may reasonably request); provided further that no Event of Default occurring after such time shall require any Government Account (or proceeds thereof) previously sold, contributed or pledged thereunder to be repurchased, released, or otherwise unwound or to cease to constitute Excluded Assets. Notwithstanding the foregoing, the Government Accounts Release Conditions shall be deemed satisfied with respect to any Disposition by the Loan Parties of any Government Accounts to the Newco Account pursuant to the terms and provisions of the Newco Credit Agreement. For the avoidance of doubt, nothing contained in this definition or this Agreement shall be interpreted as an acknowledgement or agreement or as evidence of any Loan Party owning any Government Contract or Government Accounts, which Government Contracts and Government Accounts are the property and assets of the applicable Newco Entities.
“Government Accounts Release Events” means, as applicable, (i) any Disposition of any Government Account (or any Proceeds thereof) to any Person, (ii) any release of any Liens in favor of the Collateral Agent on any Government Accounts (or any Proceeds thereof) or (iii) any Government Contract or Government Account (or any Proceeds thereof) becoming, or remaining as, Excluded Assets on account of, or otherwise securing, any Qualified Securitization Facility, MUFG Factoring Program or other receivables financing or factoring programs. For the avoidance of doubt, nothing contained in this definition or this Agreement shall be interpreted as an acknowledgement or agreement or as evidence of any Loan Party owning any Government Accounts, which Government Accounts are the property and assets of the applicable Newco Entities.
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets not prohibited under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 11.01.
“Guarantor Senior Debt” has the meaning set forth in Section 5.17.
“Guarantors” means, collectively, (i) Holdings, (ii) the Borrower (other than with respect to its own Obligations), (iii) the wholly-owned Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary)

and (iv) those wholly-owned Domestic Subsidiaries of the Borrower that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11 (and any Subsidiary that Guarantees any Senior Secured Notes Obligations) or any other Person (including (i) any Excluded Subsidiary that is not a Newco Entity and (ii) solely with the prior written consent of the Administrative Agent, any Newco Entity) organized under the laws of the United States, any state thereof or the District of Columbia or, to the extent reasonably acceptable to the Administrative Agent (and subject to clause (D) of the Collateral and Guarantee Requirement), any other jurisdiction that, at the option of the Borrower, issues a Guaranty of the Obligations after the Closing Date.
“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.
“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold, in each case that are regulated pursuant to, or which would give rise to liability under, applicable Environmental Law.
“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder or another Holding Company), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person.
“Holdings” means Holdings, if it is the direct parent of the Borrower, or, if not, any Subsidiary of Holdings that directly owns 100% of the issued and outstanding Equity Interests in the Borrower and issues a Guaranty of the Obligations and agrees to assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.
“Holdings Pledge Agreement” means the Holdings Pledge Agreement, dated as of the Closing Date, among Holdings and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Honor Date” has the meaning set forth in Section 2.03(c)(i).
“IFRS” has the meaning set forth in the definition of “GAAP.”
“Immaterial Subsidiary” has the meaning set forth in Section 8.03.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Impacted Loans” has the meaning set forth in Section 3.03(a).
“Incremental First Out Term Loan” has the meaning set forth in Section 2.14(b).
“Incremental Term Facilities” has the meaning set forth in Section 2.14(c).

“Incremental Third Out Term Loan” has the meaning set forth in Section 2.14(c).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property (including Financing Lease Obligations) or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation (x) until sixty (60) days after such obligation becomes due and payable or (y) otherwise not treated as a liability on the balance sheet and (iii) accruals for payroll and other liabilities accrued in the ordinary course);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests;
(h)    if and to the extent that any of the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and
(i)    to the extent not otherwise included above all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude contingent obligations incurred in the ordinary course of business or consistent with industry practice, obligations under or in respect of Non-Financing Lease Obligations, Qualified Securitization Facilities, straight-line leases, operating leases or lease lease-back transactions, (D) exclude obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice and (E) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) accrued expenses and royalties, (v) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (vi) any obligations in respect of workers’ compensation claims, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (vii) any liability for taxes and (viii) asset retirement obligations and other pension and other post-employment benefit related obligations (including pensions and retiree medical care). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness (not to exceed the maximum amount of such Indebtedness for which such Person could be liable) and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under this Agreement or any other Loan Document, other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed in lieu of net income Taxes, by a jurisdiction (A) as a result of such Agent’s or Lender’s being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) or permanent establishment in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under or enforcing, any Loan Document, (ii) Taxes attributable to the failure by such Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) any branch profits Taxes imposed by the United States, or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax that is imposed pursuant to a law in effect on the date such Lender acquires an interest in the applicable Commitment (or, in the case of an applicable interest in a Loan not funded by such Lender pursuant to a prior Commitment, the date such Lender acquired such interest in such Loan), or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01 and (v) any withholding Taxes imposed under FATCA.
“Indemnitees” has the meaning set forth in Section 10.05.
“Information” has the meaning set forth in Section 10.08.
“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.
“Intercompany License Agreement” means any cost-sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, IP Rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Borrower and any Subsidiary thereof.
“Intercreditor Agreements” means the Existing Credit Agreement Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate or Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate or Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Eurocurrency Rate Loan or Term SOFR Loan, the period commencing on the date such Eurocurrency Rate Loan or Term SOFR Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or Term SOFR Loan and ending on the date one, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or a shorter period thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations, in each case, in the ordinary course of business or consistent with past practice and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but less all returns and distributions received on such Investment.
“IP Rights” has the meaning set forth in Section 5.15.
“Junior Financing” has the meaning set forth in Section 7.10(a).
“Junior Financing Documentation” means any documentation governing any Junior Financing.
“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J hereto (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) between the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is not prohibited under Section 7.03, and is intended to be, secured on a junior Lien basis to the Liens securing the Obligations (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loans or any Incremental Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” means each PLOC Credit Lender, Term Lender and Revolving Credit Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”; provided that Newco Credit Agreement Borrower shall be deemed to be the Lender with respect to all borrowings under this Agreement.
“Lender Party” has the meaning set forth in Section 10.20.
“Lender Recipient Party” has the meaning set forth in Section 9.16.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit Request” a notice in substantially the form of Exhibit B.
“Liability Management Transaction” means any of the following (including any transaction that has the effect of any of the following):
    (i)    any refinancing, retirement, exchange, extension, amendment, repurchase, replacement, or defeasance of any existing Indebtedness of the Borrower or any of its Affiliates (“LME Refinanced Debt”) with any other Indebtedness, equity or quasi-equity (or the proceeds of any other Indebtedness, equity or quasi-equity) that is/are contractually, structurally or temporally senior (or is/are more senior (a) in respect of Lien priority with respect to any Collateral, or (b) by means of additional or separate collateral or additional or separate guarantors, obligors or other credit support or through a “double dip” or “pari plus,” or similar structure) to the LME Refinanced Debt or any other existing Indebtedness of the Borrower and any of its Subsidiaries (including, for the avoidance of doubt, through any incurrence of Indebtedness, equity or quasi-equity by a Person that is not a Loan Party, whether or not such Person owns any assets or property), other than a Permitted Senior Secured Notes Exchange;
    (ii)    any transaction or series of related transactions involving any Investment, Restricted Payment, conveyance, sale, lease or other disposition or transfer of assets to an Affiliate or direct or indirect joint venture of Holdings that is not a Loan Party to (i) guarantee any existing debt or equity financing, or (ii) facilitate a new debt or equity financing (including any preferred equity financing) that has recourse (directly or indirectly, including through a secured receivable but excluding intercompany claims arising in the ordinary course of business and not incurred in contemplation of or in connection with such capital raise) to Holdings, the Borrower or any Guarantor or any of their assets (including, for the avoidance of doubt, such disposed or transferred assets); or
    (iii)    any transaction or series of related transactions involving the sale, conveyance, transfer or other disposition (including by way of exclusive license, Investment or Restricted Payment) of a material portion of the assets of Holdings, the Borrower and their respective Subsidiaries, taken as a whole, by any

Loan Party to any Person that is not a Loan Party, other than in the ordinary course of business operations and not in connection with any financing, to the extent otherwise permitted hereunder.
Notwithstanding the foregoing, none of the following shall constitute a Liability Management Transaction (a) the Transactions; (b) the Newco Credit Agreement Facilities, any Newco Applicable Loan, any guarantee thereof or Lien securing the same, the Newco Account, the Newco Control Agreement (as defined in the Newco Credit Agreement) and the Newco Cash Sweep (as defined in the Newco Credit Agreement); (c) any Permitted Senior Secured Notes Exchange, including the incurrence of any Indebtedness permitted under Section 7.03(q) of the Newco Credit Agreement in connection therewith; (d) any Permitted Refinancing of the Senior Secured Notes or the obligations under the Existing Credit Agreement that is not secured by Liens senior to the Lien securing the obligations under this Agreement; and (e) any Qualified Securitization Facility or other receivables financing permitted hereunder. For the avoidance of doubt, no transaction described in clauses (a) through (e) above shall constitute a Liability Management Transaction.
“Lien” means any mortgage, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Financing Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.
“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan, a Performance L/C Loan (including any Incremental Term Loan).
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Intercreditor Agreement to the extent then in effect and (v) any Incremental Amendment.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Management Stockholders” means the persons listed as executive officers for purposes of Holdings’ filings with the SEC.
“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and the other Remainco Entities, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party, or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.
“Material Property” means assets, including (but not limited to) IP Rights, that are material to the business, operations, assets, financial condition or prospects of the Loan Parties either prior to or pro forma for any applicable transaction.
“Material Real Property” means any fee owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to fee owned Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).
“Maturity Date” means (i) with respect to the Revolving Credit Commitments, the earlier of (x) May 31, 2029 and (y) the date on which any Facility is accelerated pursuant to Section 8.02 or otherwise become due and payable in full; and (ii) with respect to any Incremental Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.
“Maximum Rate” has the meaning set forth in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Policies” has the meaning set forth in clause (f) of the definition of “Collateral and Guarantee Requirement.”
“Mortgaged Property” has the meaning set forth in clause (f) of the definition of “Collateral and Guarantee Requirement.”
“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Section 6.11, 6.13 or 6.16, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.
“MUFG Factoring Program” means the facility under that certain Amended and Restated Uncommitted Receivables Purchase Agreement, dated as of October 23, 2026, by and among, Conduent Commercial Solutions, LLC, Conduent Business Services, LLC, Conduent HR Services, LLC, Conduent Patient Access Solutions, LLC, Conduent Human Resource Services, LLC, Conduent State Healthcare, LLC and Conduent State & Local Solutions, Inc, as sellers, Conduent Incorporated, Newco Credit Agreement Holdings and Newco Credit Agreement Borrower, as performance guarantors, and MUFG Bank, Ltd. as purchaser.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) or Section 4001(a)(3) of ERISA, to which the Borrower, any Remainco Entity or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.
“Net Proceeds”
(a)    100% of the cash proceeds actually received by the Borrower or any of its Subsidiaries that are Remainco Entities (or, with respect to the Tolling Sale, by the Borrower or any of its Affiliates) (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition (including, for the avoidance of doubt, any sale and lease-back transaction) or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Remainco Entity, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Remainco Entity as a result thereof, (iv) any costs associated with unwinding any related Swap Obligations in connection with such transaction, (v) Taxes (including Tax distributions paid pursuant to Section 7.06(i)(iii)) paid or reasonably estimated to be payable, directly or indirectly as a result thereof (including taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds), and (vi) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Remainco Entities (or, with respect to the Tolling Sale, by the Borrower or any of its Affiliates) including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); and
(b)    means 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Remainco Entity of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Remainco Entity shall be disregarded.
“Newco Account” has the meaning assigned to such term in the Newco Credit Agreement.
“Newco Applicable Commitment” means, in connection with a First Out Revolving Credit Commitment, Second Out Extended Revolving Credit Commitment, Second Out Non-Extended Revolving Credit Commitment or PLOC Revolving Credit Commitment, a First Out Revolving Credit Commitment, Second Out Extended Revolving Credit Commitment, or Second Out Non-Extended Revolving Credit Commitment, or PLOC Revolving Credit Commitment (each, as defined in the Newco Credit Agreement).
“Newco Applicable Incremental Equivalent Debt” means (x) in connection with an Incremental First Out Term Loan, any Incremental Equivalent Debt (as defined in the Newco Credit Agreement) incurred pursuant to clause (a) of the Incremental Cap (as defined in the Newco Credit Agreement) and (y) in connection with an Incremental Third Out Term Loan, any Incremental Equivalent Debt (as defined in the Newco Credit Agreement) incurred pursuant to clause (c) of the Incremental Cap (as defined in the Newco Credit Agreement).
“Newco Applicable Loan” means, (x) in connection with a Borrowing of a First Out Revolving Credit Loan, Second Out Extended Revolving Credit Loan, Second Out Non-Extended Revolving Credit Loan or PLOC Revolving Credit Loan, a First Out Revolving Credit Loan, Second Out Extended Revolving Credit Loan, or Second Out Non-Extended Revolving Credit Loan, or PLOC Revolving Credit Loan (each, as defined in the Newco Credit Agreement), (y) in connection with an Incremental First Out Term Loan, an Incremental Term Loan (as defined in the Newco Credit Agreement) incurred pursuant to clause (a) of the Incremental Cap (as defined in the Newco Credit Agreement) and (z) in connection with an Incremental Third Out Term Loan, an Incremental Term Loan (as defined in the Newco Credit Agreement) incurred pursuant to clause (c) of the Incremental Cap (as defined in the Newco Credit Agreement).
“Newco Applicable Rate” means, with respect to the Applicable Rate for the First Out Revolving Credit Loan, Second Out Extended Revolving Credit Loan, Second Out Non-Extended Revolving Credit Loan or PLOC Revolving Credit Loan, the Applicable Rate applicable to the First Out Revolving Credit Loan, Second Out Extended Revolving Credit Loan, or Second Out Non-Extended Revolving Credit Loan, or PLOC Revolving Credit Loan (each, as defined in the Newco Credit Agreement).
“Newco Credit Agreement” means that certain credit agreement dated as of the date hereof among Newco Credit Agreement Borrower, Newco Credit Agreement Holdings, the Newco Credit Agreement Lenders, and Newco Credit Agreement Agent, as amended restated and modified from time to time.
“Newco Credit Agreement Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Newco Credit Agreement, and any successor administrative agent and collateral agent thereunder.

“Newco Credit Agreement Borrower” means Conduent Government Holdings II, LLC, a Delaware limited liability company.
“Newco Credit Agreement Documents” means the Newco Credit Agreement and all security agreements, guarantees, pledge agreements, notes and other agreements or instruments executed in connection therewith, including all “Loan Documents” (as defined in the Newco Credit Agreement).
“Newco Credit Agreement Facilities” means the “Facilities” as defined in the Newco Credit Agreement.
“Newco Credit Agreement Holdings” means Conduent Government Holdings I, LLC, a Delaware limited liability company.
“Newco Credit Agreement Lenders” means the “Lenders” as defined in the Newco Credit Agreement.
“Newco Supermajority Lenders” means the “Supermajority Lenders” as defined in the Newco Credit Agreement.
“Newco Entities” means, collectively, Newco Credit Agreement Holdings and its Subsidiaries.
“Newco Loan Parties” means the “Loan Parties” as defined in the Newco Credit Agreement.
“Newco Required Lenders” means the “Required Lenders” as defined in the Newco Credit Agreement, or, with respect to any direction, consent, amendment, or action, such other Person or group of Persons as would be required for such direction, consent, amendment, or action pursuant to Section 7.14(a) of the Newco Credit Agreement.
“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).
“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Note” means a Revolving Credit Note.
“Notice” means a notice substantially in the form of Exhibit C.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including interest, fees and other amounts that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of other Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” means original issue discount.
“Organizational Documents” means (a) with respect to any corporation or exempted company, the certificate or articles of incorporation and the bylaws or memorandum and articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture or other applicable agreement of formation, registration or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration or organization with the applicable Governmental Authority in the jurisdiction of its formation, registration or organization and, if applicable, any certificate or articles of formation, registration or organization of such entity.
“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(i).
“Other Debt Representative” means, with respect to any series of Indebtedness permitted to be incurred hereunder on a pari passu or junior Lien basis to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Other ICA Agent” shall have the meaning provided for in Section 7.18(b).
“Other Taxes” has the meaning set forth in Section 3.01(b).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means with respect to the Performance L/C Loans, Term Loans and Revolving Credit Loans on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans, as the case may be, occurring on such date.
“payment in full,” “paid in full,” and other variations thereof means payment in full and shall include, with respect to the Obligations, the payment in full of all Loans.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.
“Perfection Certificate” means a certificate in the form of Exhibit H hereto or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.
“Perfection Certificate Supplement” means a supplement to the Perfection Certificate containing any information not included in the Perfection Certificate delivered to the Administrative Agent on the Closing Date (or in any previously delivered Perfection Certificate Supplement).
“Performance L/C Issuer” has the meaning assigned to such term in the Existing Credit Agreement.

“Performance L/C Loan” means an extension of credit under Section 2.01(d).
“Performance L/C Unreimbursed Amount” has the meaning assigned to such term in the Existing Credit Agreement.
“Permitted Acquisition” has the meaning set forth in Section 7.02(i).
“Permitted Holders” means each of (a) the Management Stockholders, (b) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Holdings or any of its direct or indirect parent companies, acting in such capacity, (c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided, that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in clauses (a) and (b), collectively, have beneficial ownership of more than 50% of the total voting power of the issued and outstanding Equity Interests of Holdings or any of its direct or indirect parent companies held by such group, (d) any Holding Company and (e) any Permitted Plan.
“Permitted Intercompany Activities” means any transactions (A) between or among Holdings, the Borrower and its Subsidiaries that are entered into in the ordinary course of business of Holdings, the Borrower and its Subsidiaries and, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of Holdings, the Borrower and its Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements, (ii) management, technology and licensing arrangements and (iii) customer loyalty and rewards programs or (B) between or among the Borrower, its Subsidiaries and any Captive Insurance Subsidiaries.
“Permitted Plan” means any employee benefits plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to any portion of the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) such modification, refinancing, refunding, renewal, replacement or extension (1) does not have any obligor that is not an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (2) is not secured by any asset that did not secure the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subordinated in lien priority to the Obligations on any portion of the Collateral or otherwise was subject to an intercreditor agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to an appropriate Intercreditor Agreement providing for terms at least as favorable to the Lenders as those applicable to the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) the terms and conditions of such modification, refinancing, refunding, renewal, replacement or extension, if not consistent with the terms of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, are not materially more restrictive (taken as a whole) on the Borrower and its Subsidiaries unless otherwise agreed by the Administrative Agent in its reasonable discretion; provided further that the use of Permitted Refinancing shall not “refresh” any utilization of any “basket” pursuant to which the Indebtedness being refinanced was originally incurred.
“Permitted Senior Secured Notes Exchange” means an exchange of Senior Secured Notes for Incremental Loans (as defined in the Newco Credit Agreement) and/or Incremental Equivalent Debt (as defined in the Newco Credit Agreement) subject to the Incremental Cap (as defined in the Newco Credit Agreement).
“Person” means any natural person, corporation, exempted company, exempted limited partnership, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall, for purposes of Section 5.10, have the meaning provided for in Section 5.10 and shall otherwise mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but excluding any Multiemployer Plan) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning set forth in Section 6.02.
“Pledged Debt” has the meaning set forth in the Security Agreement.
“Pledged Equity” has the meaning set forth in the Security Agreement.
“PLOC Credit Commitment” means, as to each PLOC Credit Lender, its obligation to make Performance L/C Loans pursuant to Section 2.01(d) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “PLOC Credit Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate PLOC Credit Commitments of all PLOC Credit Lenders shall be $15,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“PLOC Credit Lender” means, at any time, any Lender that has a PLOC Credit Commitment in respect of Performance L/C Loans at such time, or, if such Commitments have terminated, outstanding Performance L/C Loans.
“Pre-Close Transit Sweep Amount” has the meaning set forth in Section 2.05.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“primary obligor” has the meaning set forth in the definition of “Guarantee.”
“Principal Amount” means (i) the stated or principal amount of each Dollar Denominated Loan, and (ii) the Dollar Equivalent of the stated or principal amount of each Foreign Currency Denominated Loan, as the context may require.
“Priority” with respect to any series of Indebtedness that is pari passu in lien priority with the Obligations, refers to whether such series is “first out,” “second out” or “third out” under this Agreement or any applicable pari passu intercreditor agreement.
“Private Side Information” has the meaning set forth in Section 6.02.
“Pro Forma Adjustment” means, for any four-quarter period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Consolidated EBITDA of a Person, the pro forma increase or decrease in such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable “run rate” cost savings, operating expense reductions and synergies and certified to the Administrative Agent in writing with supporting details and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (in each case, including any steps or actions taken in whole or in part prior to the applicable consummation date of such transaction, initiative or event) or are expected to be taken (in the good faith determination of the Borrower) within 18 months after any such transaction; provided that the aggregate amount added back pursuant to this clause (a), when aggregated with the amount added back pursuant to clause (1) of the definition of “Consolidated EBITDA” for any Test Period shall not exceed 25% of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (a) and clause (1) of the definition of “Consolidated EBITDA”) and for any Test Period ending on or after June 30, 2028, is subject to the last paragraph in the definition of “Consolidated EBITDA” or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of any Person, property, business or asset with the operations of such Person and its Subsidiaries; provided that (i) at the election of such Person, such Pro Forma Adjustment shall not be required to be determined for any such acquired operations of any Person, property, business or assets to the extent the aggregate consideration paid in connection with such acquisition was less than $25,000,000, and (ii)so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such four-quarter period, or such additional costs will be accrued or incurred during the entirety of such four-quarter period; provided, further, that any such pro forma increase or decrease to such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such affiliated Consolidated EBITDA, as the case may be, for such four-quarter period.
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder with respect to any Person, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of such Person or any division, product line, or facility used for operations of such Person or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or an Investment that is a Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by such Person or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on such Person and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”; (II) that when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate,” (ii) [reserved] and (iii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.09, the events that occurred subsequent to the end of the applicable four-quarter period shall not be given pro forma effect, (III) [reserved]; and (IV) in determining Pro Forma Compliance with the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or any other incurrence test (other than in respect of Section 7.09), in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, the incurrence or repayment of any Indebtedness in respect of the Revolving Credit Facility or any other revolving facility immediately prior to or in connection therewith included in the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or such other incurrence test calculation immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made shall be disregarded; provided, further, that with respect to any incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or such other incurrence test calculation, any Indebtedness being incurred (or expected to be incurred) substantially simultaneously or contemporaneously with the incurrence of any such Indebtedness or any applicable transaction or action in reliance on any “basket” set forth in this Agreement (including any “baskets” measured as a percentage of Total Assets or Consolidated EBITDA), including under the Revolving Credit Facility shall be disregarded. In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets,” but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets,” any incurrence and repayments of Indebtedness) and all other permitted Pro Forma Adjustments (except that the incurrence of any Indebtedness under the Revolving Credit Facility or any other revolving facility immediately prior to or in connection therewith shall be disregarded), and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the aggregate principal amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of any Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on Revolving Credit Exposure of such Revolving Credit Facility rather than the Commitments thereunder.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors or management of the Borrower shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Borrower and its Subsidiaries, and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) or (b) constituting a receivables or payables financing or factoring facility; it being understood and agreed that the MUFG Factoring Program constitutes a Qualified Securitization Facility; provided, that, notwithstanding anything to the contrary herein, the Disposition of Government Accounts to, and/or the granting of security over such Government Contracts and Government Accounts as security for, such Securitization Facility or any similar securitization or factoring facility shall be subject to the Government Accounts Release Conditions.
“Quarterly Certificate” means a certificate substantially in the form of Exhibit E-1.
“Rating Agencies” means Moody’s and S&P.
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment thereon, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Refunding Capital Stock” has the meaning set forth in Section 7.06(u)(i).

“Register” has the meaning set forth in Section 10.07(d).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the Environment.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Rate” means, with respect to any Loan denominated in Euros, the EURIBOR Rate.
“Remainco Entities” means the Borrower and its Subsidiaries other than the Newco Entities.
“Reorganization Securities” means shall mean any notes, equity interests, or other securities (whether debt, equity, or otherwise) issued and distributed pursuant to the terms of a Plan on account of or in connection with any Obligations in a Bankruptcy Proceeding of any Loan Party, including, for the avoidance of doubt, debt or equity securities issued and/or cash distributed pursuant to a rights offering as part of a Bankruptcy Proceeding.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice.
“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation, under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility.
“Required Lenders” means, as of any date of determination, (v) at all times while any First Out Facilities and Second Out Facilities are outstanding, Lenders holding more than 50% of the sum of the Total Outstandings and aggregate unused Commitments in respect of First Out Facilities and Second Out Facilities; (w) at all times while the aggregate unused Commitments and Total Outstandings of any First Out Facilities are outstanding and exceed $50,000,000, Lenders holding more than 50% of the sum of the Total Outstandings and aggregate unused Commitments in respect of the First Out Facilities, (x) at all times while the aggregate (i) unused Commitments and Total Outstandings of any Second Out Extended Revolving Credit Facility and (ii) unused PLOC Credit Commitments and any Performance L/C Loans are outstanding and exceed $50,000,000, Lenders holding more than 50% of the sum of (i) Total Outstandings and aggregate unused Commitments with respect to the Second Out Extended Revolving Credit Facility and (ii) unused PLOC Credit Commitments and any Performance L/C Loans, (y) at all times when the aggregate unused Commitments of any Second Out Non-Extended Revolving Credit Facility exceeds $50,000,000, Lenders holding more than 50% of the Total Outstandings and aggregate unused Commitments with respect to the Second Out Non-Extended Revolving Credit Facility, and (z) at any time the aggregate unused Commitments and Total Outstandings with respect to the Third Out Obligations exceeds $50,000,000, Lenders holding more than 50% of the Total Outstandings and aggregate unused Commitments in respect of the Third Out Obligations.
“Required Revolving Credit Lenders” means, as of any date of determination,(v) at all times while any First Out Revolving Credit Facilities and Second Out Revolving Credit Facilities are outstanding, Lenders holding more than 50% of the sum of the Total Outstandings and aggregate unused Commitments and Total Outstandings in respect of First Out Revolving Credit Facilities and Second Out Revolving Credit Facilities; (w) at all times while the aggregate Commitments of any First Out Revolving Credit Facilities are outstanding and exceed $50,000,000, Lenders holding more than 50% of the sum of the Total Outstandings and aggregate unused Commitments in respect of the First Out Revolving Credit Facilities, (x) at all times while the aggregate Commitments and Total

Outstandings of any Second Out Extended Revolving Credit Commitments are outstanding and exceed $50,000,000, Lenders holding more than 50% of the Total Outstandings and aggregate unused Commitments with respect to the Second Out Extended Revolving Credit Facility and (y) at all times when the aggregate of Second Out Non-Extended Revolving Credit Commitments exceeds $50,000,000, Lenders holding more than 50% of the Total Outstandings and aggregate unused Commitments with respect to the Second Out Non-Extended Revolving Credit Facility.
“Rescindable Amount” has the meaning set forth in Section 2.12(c)(i).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, director, president, vice president, chief financial officer, chief legal officer, treasurer, assistant treasurer, controller or assistant controller or other similar officer of such Person or designee of a Responsible Officer and in the case of a limited partnership or an exempted limited partnership, any officer or director of the general partner or ultimate general partner, as the case may be, and, with respect to any Loan Party, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party and any officer or employee of the applicable Loan Party whose signature is included on an incumbency certificate or similar certificate reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or any Remainco Entity, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or Remainco Entities’ stockholders, partners or members (or the equivalent Persons thereof).
“Revaluation Date” means (a) with respect to any Loan denominated in an Approved Currency, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, (iii) the last day of each fiscal quarter of the Borrower and (iv) in the case of a Revolving Credit Loan, the date of any voluntary reduction of a Commitment in respect thereof pursuant to Section 2.06(a); (b) [reserved]; (c) such additional dates as the Administrative Agent shall determine, or the Required Facility Lenders (acting at the direction of the Required Facility Lenders (as defined in the Newco Credit Agreement)) with respect to the Second Out Revolving Credit Facility shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) to the extent that, and for so long as, the aggregate Revolving Credit Exposure of all Second Out Revolving Credit Lenders (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 90% of the aggregate principal amount of the Second Out Revolving Credit Commitments; and (d) the last day of each fiscal quarter.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, in the same Approved Currency, and, in the case of Eurocurrency Rate Loans or Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders under Section 2.01(c) of this Agreement.
“Revolving Credit Commitment” means, the First Out Revolving Credit Commitments, the Second Out Extended Revolving Credit Commitments and the Second Out Non-Extended Revolving Credit Commitments.
“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding Principal Amount of such Revolving Credit Lender’s Revolving Credit Loans.

“Revolving Credit Facility” means, collectively, the First Out Revolving Credit Facility and each of the Second Out Revolving Credit Facilities.
“Revolving Credit Lender” means, at any time, any Lender that has a Commitment in respect of Revolving Credit Loans at such time, including Revolving Credit Commitment and Incremental Revolving Credit Commitments, or, if such Commitments have terminated, Revolving Credit Exposure.
“Revolving Credit Loans” means First Out Revolving Credit Loans, Second Out Extended Revolving Credit Loans, Second Out Non-Extended Revolving Credit Loans, or Incremental Revolving Credit Loans, as the context may require.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit D-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender to the Borrower.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing (or similar arrangement) by the Borrower or any Remainco Entity of any Real Property or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Remainco Entity to a third Person in contemplation of such leasing (or similar arrangement).
“Same Day Funds” means immediately available funds.
“Sanctions” means any international economic sanctions administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or Hong Kong Monetary Authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(d)(ii).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Out Extended Revolving Credit Commitment” means, as to each Second Out Extended Revolving Credit Lender, its obligation to make Second Out Extended Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), in an aggregate Principal Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Second Out Extended Revolving Credit Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).
“Second Out Extended Revolving Credit Facility” means the revolving credit facility with respect to the Second Out Extended Revolving Credit Commitments.
“Second Out Extended Revolving Credit Lender” means, at any time, any Lender that has a Commitment in respect of Second Out Extended Revolving Credit Loans at such time, or, if such Commitments have terminated, Revolving Credit Exposure in respect of Second Out Extended Revolving Credit Loans.
“Second Out Extended Revolving Credit Loan” means any Revolving Credit Loan made pursuant to Section 2.01(c) pursuant to the Second Out Extended Revolving Credit Commitment.
“Second Out Facilities” means, collectively, the Second Out Revolving Credit Facilities and the PLOC Credit Commitments.

“Second Out L/C Loan” means, collectively, the Second Out Revolving Credit Loans made pursuant to Section 2.01(c)(ii)(y) and 2.01(c)(iii)(y).
“Second Out Lender” means any Lender to which Second Out Obligations are owing.
“Second Out Non-Extended Revolving Credit Commitment” means, as to each Second Out Non-Extended Revolving Credit Lender, its obligation to make Second Out Non-Extended Revolving Credit Loans to the Borrower pursuant to Section 2.01(c) at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Second Out Non-Extended Revolving Credit Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).
“Second Out Non-Extended Revolving Credit Facility” means the revolving credit facility with respect to the Second Out Non-Extended Revolving Credit Commitments.
“Second Out Non-Extended Revolving Credit Lender” means, at any time, any Lender that has a Commitment in respect of Second Out Non-Extended Revolving Credit Loans at such time, or, if such Commitments have terminated, Revolving Credit Exposure in respect of Second Out Non-Extended Revolving Credit Loans.
“Second Out Non-Extended Revolving Credit Loan” means any Revolving Credit Loan made pursuant to Section 2.01(c) pursuant to the Second Out Non-Extended Revolving Credit Commitment.
“Second Out Obligations” means the Obligations with respect to, or arising from, the Second Out Revolving Credit Loans and the Performance L/C Loans.
“Second Out Revolving Credit Commitments” means Second Out Extended Revolving Credit Commitments and the Second Out Non-Extended Revolving Credit Commitments.
“Second Out Revolving Credit Facility” means the Second Out Extended Revolving Credit Facility and the Second Out Non-Extended Revolving Credit Facility.
“Second Out Revolving Credit Lender” means, at any time, any Lender that has a Commitment in respect of Second Out Revolving Credit Loans at such time, or, if such Commitments have terminated, Revolving Credit Exposure in respect of Second Out Revolving Credit Loans.
“Second Out Revolving Credit Loans” means Second Out Extended Revolving Credit Loans and Second Out Non-Extended Revolving Credit Loans.
“Second Out Secured Lender” means any Lender to which Secured Second Out Obligations are owing (or to whose Affiliates Secured Second Out Obligations are owing).
“Secured First Out Obligations” means the First Out Obligations.
“Secured First Out Parties” means the Secured Parties that hold Secured First Out Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agents, each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02, the Indemnitees, and each other holder of any Obligations from time to time.
“Secured Second Out Obligations” means the Second Out Obligations.
“Secured Second Out Parties” means the Secured Parties that hold Secured Second Out Obligations.

“Secured Third Out Obligations” means Third Out Obligations.
“Secured Third Out Parties” means the Secured Parties that hold Secured Third Out Obligations.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Assets” means the accounts receivable (whether billed or unbilled) and other rights to payment, all collections, proceeds, chattel paper, instruments, payment intangibles, records, contract rights, guarantees, supporting obligations and lockbox and collection accounts related thereto, other assets customarily included in a Securitization Facility that are related to any of the foregoing and any other assets subject to a Qualified Securitization Facility and the proceeds thereof; provided, that in no event shall any Government Contract be considered a Securitization Asset.
“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Borrower or any of its Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Subsidiary or (b) a Securitization Subsidiary that in turn sells or grants a security interest in its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Subsidiary.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.
“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.
“Security Agreement” means the Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among Holdings, the Borrower, certain Remainco Entities and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Security Agreement Supplement” has the meaning set forth in the Security Agreement.
“Senior Debt” has the meaning set forth in Section 5.17.
“Senior Indebtedness” has the meaning set forth in Section 5.17.
“Senior Secured Financing” has the meaning set forth in Section 5.17.
“Senior Secured Notes” means the senior secured notes due 2029 in an aggregate principal amount of $520,000,000 issued on October 15, 2021 pursuant to the Senior Secured Notes Indenture.
“Senior Secured Notes Indenture” means the indenture for the Senior Secured Notes, dated as of October 15, 2021 among Conduent Business Services, LLC, as issuer, Conduent State & Local Solutions, Inc., as co-issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the Senior Secured Notes are issued, as such indenture may be amended or supplemented from time to time.
“Senior Secured Notes Obligations” means the Senior Secured Notes, any other obligations in connection with the Senior Secured Notes Indenture and any Permitted Refinancing of any of the foregoing.
“Shared Services Agreement” has the meaning assigned to such term in the Newco Credit Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Administrator” has the meaning assigned to such term in the Newco Credit Agreement.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Event of Default” means (i) any Event of Default under Section 8.01(a) or (f), (ii) any Event of Default under Section 8.01(b) resulting from a breach of any provision in the Loan Documents restricting Indebtedness, Liens or Dispositions (or otherwise restricting any sale, contribution or pledge) in connection with a Qualified Securitization Facility, MUFG Factoring Program or other receivables financing or factoring program, (iii) any other Event of Default as a consequence of which any Obligations are accelerated pursuant to Section 8.02 or otherwise, (iv) any Event of Default under Section 8.01(e) or (l) as a consequence of which any obligations in connection with the Indebtedness described under Section 8.01(e) or (l) are accelerated and (v) any Specified Event of Default (as defined in the Newco Credit Agreement) pursuant to the Newco Credit Agreement.
“Specified Indebtedness” means (x) Indebtedness for borrowed money (or any other similar Indebtedness) of the Borrower or any Remainco Entity with a principal amount in excess of the Threshold Amount and (y) any refinancing of any of the foregoing.
“Specified Scheduled Subsidiary” has the meaning set forth in clause (i) of the definition of “Excluded Subsidiary.”
“Specified Scheduled Subsidiary Determination Date” means the date that is thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).
“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes unless such working capital Indebtedness was incurred or repaid as part of any Specified Transaction or event, including a transaction that otherwise constitutes a Specified Transaction), (b) any Disposition (or discontinued operations) that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, (c) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, (d) any Investment that results in a Person becoming a Subsidiary, (e) any Permitted Acquisition or (f) any Disposition (or discontinued operations) of a business unit, line of business or division of the Borrower and its Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise.
“Spot Rate” has the meaning assigned to such term in the Newco Credit Agreement.
“Subsidiary” of a Person means a corporation, exempted company, partnership, exempted limited partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that, no Person shall cease to be a “Subsidiary” of the Borrower in connection with any Liability Management Transaction; provided, further, that the “Subsidiaries” of the Borrower shall include any Person whose ownership structure is or was designed to circumvent the definition of “Subsidiary” in connection with a debt or equity financing.
“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.
“Successor Borrower” has the meaning set forth in Section 7.04(d).
“Successor Rate” has the meaning set forth in Section 3.03(d).
“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.
“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Newco Credit Agreement Lender or any Affiliate of a Newco Credit Agreement Lender).
“TARGET Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and which was launched on November 19, 2007, is open for the settlement of payments in euro.
“Tax Group” has the meaning set forth in Section 7.06(i)(iii).
“Taxes” has the meaning set forth in Section 3.01(a).
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made by an Incremental Amendment or an Extension.
“Term Lender” means, at any time, any Lender holding any Term Loan.

“Term Loans” means any Incremental Term Loan designated as a “Term Loan.”
“Term SOFR” has the meaning assigned to such term in the Newco Credit Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”
“Term SOFR Screen Rate” has the meaning assigned to such term in the Newco Credit Agreement.
“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters for which financial statements have been delivered to the Administrative Agent or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.
“Third Out Lender” means any Lender to which Third Out Obligations are owing and, solely for purposes of Section 8.04 and any Pari Passu Intercreditor Agreement, any holder of Third Out Obligations described in clause (b) of the definition thereof.
“Third Out Obligations” means Obligations with respect to, or arising from, any Loans or Commitments outstanding and issued under Section 2.14 that are subordinated to the First Out Obligations and Second Out Obligations.
“Threshold Amount” means $35,000,000.
“Tolling Business” means the “Purchased Assets” under and as defined in the Tolling Sale Agreement as in effect on the date hereof.
“Tolling Sale” means the sale of the Tolling Business in accordance with the Tolling Sale Agreement.
“Tolling Sale Agreement” means that certain Asset Purchase Agreement, dated as of June 29, 2026, by and among Conduent Business Services, LLC, Conduent State & Local Solutions, Inc., and Conduent Public Sector UK Limited as the sellers and Quarterhill Inc., and Red Fox I.D., as the acquirors, as such agreement is in effect on the Closing Date.
“Tolling Sale Outside Date” means the date set forth on Schedule 8.01(o).
“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the most recent balance sheet of Holdings filed with the SEC prior to the Closing Date.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities, any OID or upfront fees, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options), this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, (a) the funding of the Revolving Credit Loans on the Closing Date and delivery of the Loan Documents entered into on the Closing Date, (b) the payment of Transaction Expenses, (c) entry into the Newco Credit Agreement Facilities and Amendment No. 5 to the Existing Credit Agreement, (d) the Drop-Down Transaction, entry into the Drop-Down Contribution Documents and the Shared Services Agreement and (e) the consummation of any other transaction in connection with the foregoing.

“Treasury Capital Stock” has the meaning set forth in Section 7.06(u)(i).
“Treasury Services Obligations” has the meaning set forth in the Newco Credit Agreement.
“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a Term SOFR Loan.
“U.S. GAAP” has the meaning set forth in the definition of “GAAP.”
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries consisting of balance sheets as of and for fiscal quarters ending March 31, 2026 and June 30, 2026.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended or modified from time to time.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(h)    [reserved]
(i)    All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein.
(j)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.03.    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
(c)    In the event that the Borrower elects to change the accounting method in which it will prepare its financial statements in accordance with GAAP and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “GAAP Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio) so as to reflect equitably the GAAP Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with the previous accounting method (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between U.S. GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred. For the avoidance of doubt, solely making an election (without any other action) will not (1) be treated as an incurrence of Indebtedness and (2) have the effect of rendering invalid any Restricted Payment or Investment, the incurrence of any Indebtedness or Liens, or the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, made prior to the date of such election conditioned on the Borrower and the Remainco Entities having been able to satisfy any Consolidated Total Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio or any other test or action that was previously valid under this Agreement on the date made, incurred or taken and prior to such election, as the case may be.
Section 1.04.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.05.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07.    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.
Section 1.08.    [Reserved].
Section 1.09.    Additional Approved Currencies.
(a)    The Borrower may from time to time request that Eurocurrency Rate Revolving Loans be made in a currency other than those specifically listed in the definition of “Approved Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily transferable and readily convertible into Dollars in the applicable interbank market. Such request shall be subject to the approval of the Administrative Agent.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), five (5) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Eurocurrency Rate Revolving Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Loans in such requested currency.
Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender to permit Eurocurrency Rate Revolving Loans to be made in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Borrowing of Eurocurrency Rate Revolving Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.
Section 1.10.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any SOFR Successor Rate or Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any SOFR Successor Rate or Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any SOFR Successor Rate or Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE 2
The Commitments and Credit Extensions
Section 2.01.    The Loans.
(a)    [Reserved].
(b)    [Reserved].
(c)    The First Out Revolving Credit Borrowings and Second Out Revolving Credit Borrowings. Subject to the terms and conditions set forth herein,
(i)    each First Out Revolving Credit Lender severally agrees to make revolving credit loans denominated in an Approved Currency to the Borrower from time to time as elected by the Borrower pursuant to Section 2.02 on any Business Day during the period from the Closing Date until the Maturity Date with respect to such First Out Revolving Credit Lender’s applicable First Out Revolving Credit Commitment, in an aggregate Principal Amount not to exceed at any time outstanding the amount of such Lender’s First Out Revolving Credit Commitment at such time, provided that after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the First Out Revolving Credit Loans

of any Lender shall not exceed such Lender’s First Out Revolving Credit Commitment; provided, further, that the Borrower shall borrow, with the corresponding borrowing Newco Applicable Loans, revolving credit loans under this Section 2.01(c)(i) in the equal principal amount and the same currency as the Newco Applicable Loans;
(ii)    each Second Out Extended Revolving Credit Lender severally agrees to make loans denominated in an Approved Currency to the Borrower from time to time as elected by the Borrower pursuant to Section 2.02 on any Business Day during the period from the Closing Date until the Maturity Date with respect to such Second Out Extended Revolving Credit Lender’s applicable Second Out Extended Revolving Credit Commitment, in an aggregate Principal Amount not to exceed at any time outstanding the amount of such Lender’s Second Out Extended Revolving Credit Commitment at such time, provided that after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the Second Out Extended Revolving Credit Loans of any Lender shall not exceed such Lender’s Second Out Extended Revolving Credit Commitment; provided, further, that the Borrower shall borrow (x) with the corresponding borrowing of Newco Applicable Loans, revolving credit loans under this Section 2.01(c)(ii) in the equal principal amount and the same currency as the Newco Applicable Loans and (y) with the issuance of any letter of credit under the Newco Credit Agreement, revolving credit loans under this Section 2.01(c)(ii) in an amount equal to the face amount of such letter of credit, multiplied by a fraction equal to the amount of Second Out Extended Revolving Credit Commitments divided by the aggregate amount of Second Out Revolving Credit Commitments;
(iii)    each Second Out Non-Extended Revolving Credit Lender severally agrees to make loans denominated in an Approved Currency to the Borrower from time to time as elected by the Borrower pursuant to Section 2.02 on any Business Day during the period from the Closing Date until the Maturity Date with respect to such Second Out Non-Extended Revolving Credit Lender’s applicable Second Out Non-Extended Revolving Credit Commitment, in an aggregate Principal Amount not to exceed at any time outstanding the amount of such Lender’s Second Out Non-Extended Revolving Credit Commitment at such time, provided that after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the Second Out Non-Extended Revolving Credit Loans of any Lender shall not exceed such Lender’s Second Out Non-Extended Revolving Credit Commitment; provided, further, that the Borrower shall borrow (x) with the corresponding borrowing of Newco Applicable Loans, revolving credit loans under this Section 2.01(c)(iii) in the equal principal amount and the same currency as the Newco Applicable Loans and (y) with the issuance of any letter of credit under the Newco Credit Agreement, revolving credit loans under this Section 2.01(c)(iii) in an amount equal to the face amount of such letter of credit, multiplied by a fraction equal to the amount of Second Out Non-Extended Revolving Credit Commitments divided by the aggregate amount of Second Out Revolving Credit Commitments; and
(iv)    within the limits of each Lender’s applicable Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c); provided that, any Borrowings or prepayments of Second Out Revolving Credit Loans shall be made ratably between the Second Out Non-Extended Revolving Credit Loans and the Second Out Extended Revolving Credit Loans except, with respect to prepayments, as otherwise provided pursuant to Section 2.05(b). Revolving Credit Loans borrowed under this Section 2.01(c) and denominated in Dollars may be Base Rate Loans or Term SOFR Loans, as further provided herein.
(d)    PLOC Credit Borrowings.
(i)    [Reserved].
(ii)    Each PLOC Credit Lender severally agrees to make, with the corresponding making of a Performance L/C Loan under the Newco Credit Agreement, a revolving credit loan hereunder denominated in U.S. Dollars to the Borrower, which Performance L/C Loans shall bear interest (which begins to accrue upon funding of the Performance L/C Loans) at the Default Rate for the Second Out Extended Revolving Credit Loans.
(iii)    The aggregate principal amount of Performance L/C Loans shall not exceed the aggregate amount of PLOC Credit Commitments.
(e)    Notwithstanding anything to the contrary set forth herein, it is understood and agreed that when Loans or Performance L/C Loans (each as defined in the Newco Credit Agreement) are incurred under the Newco Credit Agreement, the proceeds of such Indebtedness shall automatically be deemed to have been lent to the Borrower under this Agreement in the form of corresponding Newco Applicable Loans, without the need for any further action from any Person.
Section 2.02.    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans or Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. (New York City time) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or Term SOFR Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans or Term SOFR Loans, and (ii) 11:00 a.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Term SOFR Loans shall be in a minimum principal amount (A) if such Loan is denominated in Dollars, $5,000,000, or a whole multiple of $1,000,000 in excess thereof, (B) [reserved], and (C) if such Eurocurrency Rate Loan is denominated in euros, €5,000,000, or a whole multiple of €1,000,000 in excess thereof. Except as provided in Sections 2.03(c), 2.04(c), 2.14(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing of a particular Class, a Revolving Credit Borrowing, a conversion of Term Loans of any Class or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class or Revolving Credit Loans are to be converted, (v) in the case of a Term Loan, whether such Term Loan is to be denominated in Dollars or euros, (vi) in the case of a Revolving Credit Borrowing, the relevant Approved Currency in which such Revolving Credit Borrowing is to be denominated and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify an Approved Currency of a Loan in a Committed Loan Notice, such Loan shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as or converted to (x) in the case of any Loan denominated in Dollars, Base Rate Loans or (y) in the case of any Loan denominated in an Approved Foreign Currency, Eurocurrency Rate Loans in the Approved Currency having an Interest Period of one month, as applicable. Any such automatic conversion to Base Rate Loans or one-month Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans or Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Loan may be converted into or continued as a Loan denominated in another Approved Currency, but instead must be prepaid in the original Approved Currency or reborrowed in another Approved Currency.
(b)    Following receipt of a Committed Loan Notice, each Appropriate Lender shall make or cause to be made the amount of its Loan available to the Borrower (or its assignee which, in the case of a PLOC L/C Loan, shall be the Existing Credit Agreement Agent) in Same Day Funds not later than (i) 1:00 p.m. (New York City time)

on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Term SOFR Loans, (ii) the Applicable Time specified by the Administrative Agent on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Eurocurrency Rate Loans denominated in an Approved Foreign Currency and (iii) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Base Rate Loans.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan or Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan or Term SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.
(d)    The Administrative Agent shall, to the extent it receives such information from the Lender, promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or Term SOFR Loans.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
(g)    Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(h)    Notwithstanding the foregoing, a Borrowing of Second Out L/C Loans may be requested by delivery of a Letter of Credit Request rather than a Borrowing Request.
Section 2.03.    [Reserved].
Section 2.04.    [Reserved].
Section 2.05.    Prepayments.
(a)    Optional. The Borrower may, upon delivery of a Notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty. Without duplication of any prepayment set forth in clause (b) below, in connection with each prepayment (whether voluntary or mandatory) of any principal of any Newco Applicable Loans pursuant to Section 2.05 of the Newco Credit Agreement, an amount equal to 100% of the aggregate amount of such prepayment shall first be used to prepay the corresponding Class of Loans hereunder on a dollar-for-dollar basis and then such proceeds shall immediately be used by the Lender to repay the Newco Applicable Loans or Newco Applicable Incremental Equivalent Debt in accordance with the Newco Credit Agreement and any applicable Intercreditor Agreement (as defined therein). Notwithstanding anything to the contrary in this Agreement, no prepayment or repayment (whether voluntary or mandatory) of Loans shall be permitted unless the amount of such prepayment or repayment shall be used to promptly prepay or repay the Newco Applicable Loans or Newco Applicable Incremental Equivalent Debt in accordance with the terms of the Newco Credit Agreement and any applicable Intercreditor Agreement (as defined therein).
(b)    Mandatory.

(i)    If (1) the Borrower or any Remainco Entity Disposes of any Collateral pursuant to Sections 7.05(j), or (2) any Casualty Event related to any Collateral occurs, which results in the realization or receipt by the Borrower or Remainco Entity of Net Proceeds, the Borrower shall pay, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Remainco Entity of such Net Proceeds, to the Lender 100.0% of all Net Proceeds received therefrom; provided that (i) so long as no Event of Default has occurred and is continuing, the Borrower may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within 15 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 15-month period but within such 15-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 21-months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if an Event of Default has occurred and is continuing at the time of a proposed reinvestment, unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no such Event of Default was continuing (this clause (i), the “Reinvestment Right”); (ii) the proceeds realized in any single transaction or series of related transactions shall not constitute Net Proceeds unless the amount of such proceeds exceeds $10,000,000 and (iii) if at the time that any such prepayment would be required, the Borrower is, after giving effect to the Reinvestment Rights or other permitted applications of such Net Proceeds, required or permitted to offer to repurchase any other Indebtedness that is secured on a pari passu basis with the Obligations (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”) pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Disposition or Casualty Event, then the Borrower may apply such Net Proceeds to such Other Applicable Indebtedness in accordance with the applicable intercreditor agreement and the terms of the documentation governing such Indebtedness; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Obligations in accordance with the terms hereof.
(ii)    [Reserved].
(iii)    If the Borrower or any Remainco Entity incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.03), the Borrower shall cause to be offered an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Subsidiary of such Net Proceeds to the Lender; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Other Applicable Indebtedness pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Indebtedness, then the Borrower may apply such Net Proceeds to such Other Applicable Indebtedness in accordance with the applicable intercreditor agreement and the terms of the documentation governing such Indebtedness; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Obligations in accordance with the terms hereof.
(iv)    If for any reason the aggregate Revolving Credit Exposures with respect to any Revolving Credit Facility at any time exceeds the aggregate Revolving Credit Commitments under such Revolving Credit Facility then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Credit Commitments on the Maturity Date with respect thereto), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans in an aggregate amount equal to such excess.

(v)    The Borrower shall deliver a Notice to the Administrative Agent of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.
Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under Section 2.05 to the extent that there is a corresponding rescission under the Newco Credit Agreement. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) or (b) shall be applied to the corresponding Class of Loans under the Newco Credit Agreement.
Section 2.06.    Termination or Reduction of Commitments. In connection with any termination or reduction of Newco Applicable Commitments (whether voluntary or mandatory) pursuant to Section 2.06 of the Newco Credit Agreement, the Borrower may, upon delivery of a Notice to the Administrative Agent, terminate unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, up to an amount equal to 100% of the aggregate amount of such Newco Applicable Commitment shall simultaneously terminate or reduce the corresponding Class of Commitments hereunder on a dollar-for-dollar basis. Notwithstanding anything to the contrary in this Agreement, no termination or reduction of Commitments shall be permitted unless the amount of such termination or reduction is simultaneously made to the Newco Applicable Commitments in accordance with the terms of the Newco Credit Agreement.
The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.
Section 2.07.    Repayment of Loans.
(a)    [Reserved].
(b)    [Reserved].
(c)    In the event that any Incremental Term Loans are made, such Incremental Term Loans shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment with respect thereto and on the applicable Maturity Date thereof.
(d)    Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date.
Section 2.08.    Interest.
(a)    Subject to the provisions of Section 2.08(b) and (e), with respect to all Loans other than a Second Out L/C Loan, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that any prepayment of any Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Notwithstanding anything to the contrary herein, Interest on any Loan hereunder shall be equal to the Interest (as defined in the Newco Credit Agreement) and due on the same date that Interest (as defined in the Newco Credit Agreement) is due with respect to the Newco Applicable Loan under the Newco Credit Agreement or Newco Applicable Incremental Equivalent Debt.
(d)    Notwithstanding anything to the contrary herein, each Class of Loans hereunder shall have the same Interest Period as the Interest Period (as defined in the Newco Credit Agreement) of the corresponding class of Newco Applicable Loans under the Newco Credit Agreement.
(e)    Second Out L/C Loans shall bear interest in Dollars at the Applicable Rate for Second Out Revolving Credit Loans and shall be computed on a quarterly basis in arrears and due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Borrowing thereof.
Section 2.09.    Fees.
(a)    [Reserved].
(b)    [Reserved].
(c)    [Reserved].
(d)    Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including but not limited to the Agent Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
Section 2.10.    Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.
Section 2.11.    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender and its registered assignees, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)    [Reserved].
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 2.12.    Payments Generally.
(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to an Approved Foreign Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 1:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Approved Foreign Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Approved Foreign Currency and in Same Day Funds not later than 2:00 p.m. (London time) (or, if earlier, 9:00 a.m. New York City time) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Approved Foreign Currency, the Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such Approved Foreign Currency payment amount. The Administrative Agent will promptly distribute (1) to each Class, its pro rata share (or other applicable share as provided in this Agreement as in effect on the Closing Date or as validly amended pursuant to Section 10.01) and (2) within each Class, to each Appropriate Lender its Pro Rata Share of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans or Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(c)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.; provided that:
(i)    with respect to any payment that the Administrative Agent makes for the account of any Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the

Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Effective Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 or in the applicable Incremental Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.
Section 2.13.    [Reserved].
Section 2.14.    Incremental Credit Extensions. If, at any time after the Closing Date, any Newco Loan Party incurs any Incremental Facility or Incremental Equivalent Debt (in each case, as defined in the Newco Credit Agreement), then, substantially concurrently therewith, the Borrower shall (i) deliver a notice of such incurrence to the Administrative Agent and (ii):
(a)    with respect to any Incremental Revolving Credit Commitments (as defined in the Newco Credit Agreement), increase the First Out Revolving Credit Commitment in an aggregate principal amount equal to the amount of such Incremental Revolving Credit Commitments (as defined in the Newco Credit Agreement);

(b)    with respect to any Incremental Term Facility or Incremental Equivalent Debt (each, as defined in the Newco Credit Agreement), in each case, incurred under clause (a) of the definition of Incremental Cap (as defined in the Newco Credit Agreement), incur a corresponding term loan hereunder (an “Incremental First Out Term Loan”) in an aggregate principal amount equal to the principal amount of such Incremental Term Facility or Incremental Equivalent Debt (each, as defined in the Newco Credit Agreement), which Incremental First Out Term Loan shall bear interest and fees in the same amount as the Newco Applicable Loan or Newco Applicable Incremental Equivalent Debt;
(c)    with respect to any Incremental Term Facility or Incremental Equivalent Debt (each, as defined in the Newco Credit Agreement), in each case incurred under clause (b) of the definition of Incremental Cap (as defined in the Newco Credit Agreement), incur a corresponding term loan hereunder (an “Incremental Third Out Term Loan” and, together with any Incremental First Out Term Loans, the “Incremental Term Facilities”) in an aggregate principal amount equal to the principal amount of such Incremental Term Facility or Incremental Equivalent Debt (each, as defined in the Newco Credit Agreement), which Incremental Third Out Term Loan shall bear interest and fees in the same amount as the Newco Applicable Loan or Newco Applicable Incremental Equivalent Debt, which Incremental Term Loan shall (a) rank at the same priority in right of payment and Lien priority hereunder as such Newco Applicable Incremental Equivalent Debt ranks under the Newco Credit Agreement and any applicable Intercreditor Agreement (as defined therein) and (b) bear interest and fees at the same pricing as such Newco Applicable Incremental Equivalent Debt.
Section 2.15.    [Reserved].
Section 2.16.    [Reserved].
Section 2.17.    [Reserved].
Section 2.18.    [Reserved].
ARTICLE 3
Taxes, Increased Costs Protection and Illegality
Section 3.01.    Taxes.
(a)    Except as provided in this Section 3.01, all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively, “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions have been made by any applicable withholding agent (including deductions applicable to additional sums payable under this Section 3.01), each Lender (or, in the case of payments made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) as soon as practicable after the date of such payment, if the Borrower or any Guarantor is the applicable withholding agent, the Borrower or such Guarantor, as applicable, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to such Agent or Lender.
(b)    In addition, the Borrower agrees to pay all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes, imposed by any Governmental Authority, that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Agent or

Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the assignor and/or the assignee has with the taxing jurisdiction other than a connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from an assignment, participation or change in Lending Office that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).
(c)    The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 3.01(c), the Borrower shall not be required to indemnify any Lender pursuant to this Section 3.01(c) for any incremental interest or penalties resulting from the failure of such Lender to notify the Borrower of such claim within one hundred and eighty (180) days after the date on which such Lender receives written notice from the applicable Governmental Authority of the specific tax assessment giving rise to such claim.
(d)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent may withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this Section 3.01(d), a Lender shall not be required to deliver any documentation pursuant to this Section 3.01(d) that such Lender is not legally eligible to deliver. Without limiting the foregoing:
(A)    Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.
(B)    Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
    (I)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
    (II)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),
    (III)    a United States Tax Compliance Certificate in the form of Exhibit M claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, and two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form);
    (IV)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable and to the extent required under this Section 3.01(d) as if such beneficial owner were a Lender hereunder (provided that if the Lender is a partnership and not a participating Lender, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct and indirect partner(s)); or
    (V)     to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(C)    Without limiting the provisions of clause (A), (B) or (D) of this Section 3.01(d), if a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(C), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(D)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(d).
(e)    Any Lender claiming any additional amounts payable pursuant to this Section 3.01 or Section 3.04(a) shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f)    If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, shall promptly return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Agent in the event such Lender or Agent is required to repay such refund to the relevant Governmental Authority. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.
(g)    The Administrative Agent and each Supplemental Agent, if any, shall deliver to the Borrower, on or prior to the Closing Date (or, in the case of a Supplemental Agent or a successor Administrative Agent pursuant to Section 9.09 hereof, on or before the date on which it becomes a Supplemental Agent or the Administrative Agent, as applicable), a properly completed and executed Internal Revenue Service Form W-8IMY (indicating “Qualified Intermediary” or U.S. branch status) or Internal Revenue Service Form W-9, as applicable; provided that no Administrative Agent or Supplemental Agent shall be required to provide any documentation under this Section 3.01(g) that such person is legally ineligible to deliver as a result of a change in Law after the date hereof.
(h)    For the avoidance of doubt, the term “applicable Law” shall include FATCA.
(i)    Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.02.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans or Term SOFR Loans (whether denominated in Dollars or any other Approved Currency), or to determine or charge interest rates based upon the Eurocurrency Rate or Term SOFR, as applicable, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or Term SOFR Loans in the affected currency or currencies, or, in the case of Term SOFR Loans, to convert Base Rate Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all applicable Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 3.03.    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan or Eurocurrency Rate Loan or a conversion to or continuation thereof, (i)  the Administrative Agent determines that (A) deposits in the relevant Approved Currency are not being offered to banks in the relevant interbank market for the applicable amount and Interest Period of such Term SOFR Loan or Eurocurrency Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining Term SOFR or the Eurocurrency Rate for any requested Approved Currency and Interest Period with respect to a proposed Term SOFR Loan or Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c) and 3.03(d) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders (acting at the direction of the Newco Required Lenders) determine that for any reason Term SOFR or the

Eurocurrency Rate for any Approved Currency and requested Interest Period with respect to a proposed Term SOFR Loan or Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Loan or Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Eurocurrency Rate Loans shall be suspended (to the extent of the affected Term SOFR Loans, Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders (acting at the direction of the Newco Required Lenders)) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans or Eurocurrency Rate Loans, as applicable (to the extent of the affected Term SOFR Loans, Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request, in the case of a request for Term SOFR Loans, into a request for a Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding anything to the contrary in this Section 3.03, any determination of rate unavailability, any alternative rate, Benchmark Replacement, Successor Rate, Benchmark Replacement Conforming Changes or Conforming Changes shall be as determined, established or implemented under the Newco Credit Agreement (to the extent the Lender notifies the Administrative Agent hereof), and the Administrative Agent shall have no obligation to make any such determination or to establish or implement any of the foregoing.
(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders (acting at the direction of the Newco Required Lenders) notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the establishment of an alternative interest rate pursuant to this clause (b).
(c)    Dollar Denominated Successor Rate: Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)    [Reserved].
(ii)    Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (acting at the direction of the Newco Required Lenders) (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is Term SOFR, the Benchmark Replacement therefor shall be the sum of: (x) Daily Simple SOFR and (y) 0.11448% (11.448 basis points), unless the Administrative Agent determines that neither of such alternative rates is available. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(iii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iv)    In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).
(d)    Non-Dollar Denominated Successor Rate: Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders (acting at the direction of the Newco Required Lenders) notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (acting at the direction of the Newco Required Lenders) (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Approved Foreign Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the applicable administrator for the Relevant Rate for such Approved Foreign Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Approved Foreign Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Approved Foreign Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Approved Foreign Currency (the latest date on which all tenors of the Relevant Rate for such Approved Foreign Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Approved Foreign Currency;

or if the events or circumstances of the type described in Section 3.03(d)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Approved Foreign Currency or any then current Successor Rate for an Approved Foreign Currency in accordance with this Section 3.03 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Approved Foreign Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Approved Foreign Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Revolving Credit Lenders (acting at the direction of the Required Revolving Credit Lenders (as defined in the Newco Credit Agreement)) have delivered to the Administrative Agent written notice that such Required Revolving Credit Lenders (acting at the direction of the Required Revolving Credit Lenders (as defined in the Newco Credit Agreement)) object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined (i) in the case of the Revolving Credit Commitments, would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents and (ii) in the case of Term Loans, would otherwise be less than 0.50%, the Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
Section 3.04.    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
(a)    If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or Term SOFR Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition of “Indemnified Taxes” under exceptions (i) through (v) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan or Term SOFR Loan, as applicable (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Law, regardless of the date enacted, adopted or issued.
(b)    If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction after receipt of such demand.
(c)    The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.
(e)    Each Lender may make any Credit Extension to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).
(f)    Notwithstanding anything set forth in clauses (a) through (c) above, any Lender shall be compensated pursuant to this Section 3.04 only if such Lender certifies that it imposes such costs or charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.
Section 3.05.    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan or Term SOFR Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan;
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan or Term SOFR Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or
(c)    any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Approved Foreign Currency on its scheduled due date or any payment thereof in a different currency.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan or Term SOFR Loan, as applicable, made by it at the Eurocurrency Rate or Term SOFR, as applicable, for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, was in fact so funded; provided, that in the case of Section 3.05(a), if any such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, has an Eurocurrency Rate or Term SOFR floor, as applicable, any amount owing by the Borrower to the Lender shall be reduced by the amount of interest income accrued during the completed portion of the Interest Period at a rate equal to the Eurocurrency Rate or Term SOFR floor, as applicable, over the applicable Eurocurrency Rate or Term SOFR for such Interest Period.
Section 3.06.    Matters Applicable to All Requests for Compensation.
(a)    Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    With respect to any Lender’s claim for compensation under Sections 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan or Term SOFR Loan, as applicable, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans or Term SOFR Loans, as applicable, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue any Eurocurrency Rate Loan or Term SOFR Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans or Term SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans or Term SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans or Term SOFR Loans, as applicable (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law), and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s Eurocurrency Rate Loans or Term SOFR Loans, as applicable, have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans or Term SOFR Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans or Term SOFR Loans, as applicable, shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans or Term SOFR Loans, as applicable, shall remain as Base Rate Loans.
(d)    If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans or Term SOFR Loans, as applicable, pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans or Term SOFR Loans, as applicable, made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans or Term SOFR Loans, as applicable, under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.
Section 3.07.    Replacement of Lenders under Certain Circumstances.
(a)    If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes or Other Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans or Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) [reserved] or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on three (3) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or (ii) or, with respect to a Class vote, clause (iii) above) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes or Other Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender (in respect of any applicable Facility only in the case of clauses (i) through (iii)), as the case may be, and in the case of a Lender, repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or (ii) or, with respect to a Class vote, clause (iii).
(b)    Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement on the date of which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.
(c)    Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
(d)    In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (acting at the direction of the Newco Required Lenders) (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Facility Lenders (acting at the direction of the Required Facility Lenders (as defined in the Newco Credit Agreement)) as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
Section 3.08.    Survival. Each party’s obligations under this Article 3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE 4
Conditions Precedent to Credit Extensions
Section 4.01.    Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:
(a)    The Administrative Agent’s (or it’s counsel’s) receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    executed counterparts of this Agreement;
(ii)    that certain Amendment No. 5 to Credit Agreement, Consent and Waiver and Amendment No. 1 to Security Agreement and Amendment No. 1 to Holdings Pledge Agreement, dated as of the Closing Date (“Amendment No. 5 to the Existing Credit Agreement”), duly executed by the Borrower, Holdings, the Existing Credit Agreement Agent, and the lenders thereto holding at least 100% of the Existing Credit Agreement Extended Commitments and at least 85% of the Existing Credit Agreement Non-Extended Commitments, in each case immediately prior to the effectiveness of this Agreement;
(iii)    [reserved];
(iv)    [reserved];

(v)    (I) the Security Agreement, (II) any Intellectual Property Security Agreement, and (III) the Holdings Pledge Agreement, duly executed by each Loan Party thereto, together with:
(A)    subject to Section 6.16, certificates, if any, representing the Pledged Equity in the Borrower and in each Remainco Entity (other than to the extent constituting Excluded Assets) and Newco Credit Agreement Holdings, in each case, accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt (including the Notes and the Global Amended and Restated Intercompany Note) indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have previously been delivered to the Controlling Collateral Agent or been sent for overnight delivery to the Controlling Collateral Agent or its counsel);
(B)    copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement and the Holdings Pledge Agreement on assets of Holdings, the Borrower and each Subsidiary Guarantor that is party to the Security Agreement, and the Holdings Pledge Agreement, covering the Collateral described in the Security Agreement and the Holdings Pledge Agreement;
(C)    each Intellectual Property Security Agreement filed or duly prepared for filing with the United States Patent and Trademark Office and the United States Copyright Office, if applicable;
(D)    subject to Section 6.16, evidence that the Collateral Agent, on behalf of the Secured Parties, has been named as an additional insured, lender loss payee or mortgagee, as the case may be, under all insurance policies specified in Section 6.07 pursuant to certificates or endorsements, as appropriate;
(E)    (A) certified copies of UCC, tax and judgment lien searches and (B) copies of United States Patent and Trademark Office and United States Copyright Office search results, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are described in the Perfection Certificate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under Section 7.01); and
(F)    evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
(vi)    subject to Section 6.16, all actions necessary to cause the Collateral Agent to have a perfected first priority security interest in the Collateral (subject to Liens permitted under Section 7.01 which by operation of law or contract would have priority over the Liens securing the Obligations) shall have been taken;
(vii)    the Global Remainco Intercompany Subordination Agreement, duly executed by each Loan Party and Holdings and each Subsidiary of Holdings that is an obligee in respect of Indebtedness owing by a Loan Party on the Closing Date; provided that, if the Global Remainco Intercompany Subordination Agreement has not been executed on the Closing Date, the Borrower shall cause it to be executed within thirty (30) days after the Closing Date (or such later date as the Administrative Agent may reasonably agree), and such failure shall not constitute a failure of any condition in this Section 4.01;

(viii)    such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization or registrar of companies in the jurisdiction of incorporation or registration, as applicable, of each Loan Party, certificates of resolutions or other action, incumbency certificates, certificates of incorporation and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;
(ix)    (y) an opinion from Simpson Thacher & Bartlett LLP, special counsel to the Loan Parties and (z) an opinion from Womble Bond Dickinson (US) LLP;
(x)    a solvency certificate from the chief financial officer, chief accounting officer or other officer or director with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E-2 (or, at the sole option and discretion of the Borrower, a third-party opinion as to the solvency of the Borrower and its Subsidiaries on a consolidated basis issued by a nationally recognized firm);
(xi)    a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth below:
(A)    the representations and warranties of (x) each Loan Party set forth in Article 5 and in each other Loan Document and (y) each Newco Loan Party as set forth in Article 5 of the Newco Credit Agreement and each Newco Credit Agreement Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and
(B)    no Default hereunder or under the Newco Credit Agreement shall exist or would result from such proposed Credit Extension (including the corresponding Newco Applicable Loan) or from the application of the proceeds therefrom; and
(xii)    the Perfection Certificate, duly completed and executed by the Loan Parties.
(b)    [Reserved].
(c)    The MUFG Factoring Program shall be in full force and effect in an aggregate facility amount of not less than (x) from the Closing Date until November 15, 2026, $100,000,000 and (y) on and after November 15, 2026, $60,000,000, in each case, on terms that permit utilization thereunder through at least December 31, 2026.
(d)    Payment of all fees required to be paid under the Agent Fee Letter and all reasonable and documented out-of-pocket expenses required to be paid or reimbursed under Section 10.04 (including the fees of Cahill Gordon & Reindel) for which invoices have been presented at least one (1) Business Day prior to the Closing Date.
(e)    The Administrative Agent shall have received a Committed Loan Notice in accordance with Section 2.02.
(f)    The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least 5 Business Days prior to the Closing Date. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Administrative Agent, at least 3 Business Days prior to the Closing Date, a Beneficial Ownership Certification to the extent requested by the Administrative Agent at least 5 Business Days prior to the Closing Date.
(g)    All expenses of the Administrative Agent required to be paid under Section 10.04, to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall be paid on the Closing Date.
(h)    The Newco Credit Agreement Documents shall have been duly executed by the parties thereto in form and substance reasonably satisfactory to the Administrative Agent and the conditions precedent to the effectiveness thereof shall have been met.
(i)    The Administrative Agent’s receipt of (i) the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries consisting of balance sheets as of and for the fiscal year ending December 31, 2025, and (ii) the unaudited consolidated financial statements of Borrower and its Consolidated Subsidiaries consisting of balance sheets as of and for fiscal quarters ending March 31, 2026 and June 30, 2026. The Administrative Agent hereby acknowledges satisfaction of this condition (i).
(j)    The Administrative Agent’s receipt of a fully executed “Collateral Agent Joinder Agreement” (as defined in the Existing Credit Agreement Intercreditor Agreement) to the Existing Credit Agreement Intercreditor Agreement, with counterparts signed by (i) the Existing Credit Agreement Agent and (ii) U.S. Bank National Association, together with the receipt of such other certificates reasonably satisfactory to the Administrative Agent of the satisfaction of such other conditions, required under Article IX of the Existing Credit Agreement Intercreditor Agreement for the Obligations to become Additional First Lien Obligations (as defined in the Existing Credit Agreement Intercreditor Agreement).
Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02.    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension shall not be subject to any conditions.

ARTICLE 5
Representations and Warranties
The Borrower represents and warrants to the Agents and the Lenders at the time of each Credit Extension that:
Section 5.01.    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Remainco Entity (a) is a Person duly organized, registered, incorporated or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation, registration or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to Holdings or the Borrower), (b)(i) (other than with respect to Holdings or the Borrower), (c), (d) and (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii) and (b)(iii) above, to the extent that such violation, conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.
Section 5.03.    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
Section 5.04.    Execution, Delivery and Enforceability. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.
Section 5.05.    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.
(b)    The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Holdings and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.
(c)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    As of the Closing Date, none of the Borrower nor any of the Remainco Entities has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05 or otherwise not prohibited hereunder, (ii) obligations arising under the Loan Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor would reasonably be expected to have a Material Adverse Effect).

(e)    The audited financial statements described in Section 4.01(j)(i) and the unaudited financial statements described in Section 4.01(j)(ii) fairly present in all material respects (to the knowledge of the Borrower) the financial condition of Holdings and its Subsidiaries on a consolidated basis as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP, subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of footnotes.
Section 5.06.    Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Remainco Entities or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.07.    Ownership of Property; Liens; Real Property.
(a)    The Borrower and each Remainco Entity has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property owned or leased by the Borrower or each Remainco Entity, as applicable, which is necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    As of the Closing Date, Schedule 2(b) to the Perfection Certificate dated as of the Closing Date contains a true and complete list of each Material Real Property owned by the Borrower or any Remainco Entities.
(c)    [reserved].
Section 5.08.    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    the Borrower and the other Remainco Entities and their respective properties and operations are and, other than any matters which have been finally resolved without further liability or obligation, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Borrower and the other Remainco Entities;
(b)    neither the Borrower nor any Remainco Entity has received any written notice that alleges that it is in violation of or potentially liable under any Environmental Laws and neither the Borrower nor any Remainco Entity nor any of the Real Property owned, leased or operated by the Borrower or the other Remainco Entities is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;
(c)    there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated by the Borrower or other Remainco Entities, or arising out of the conduct of the Borrower or the other Remainco Entities, in each case that would reasonably be expected to require investigation, remedial activity, corrective action or cleanup by, or on behalf of, the Borrower or the other Remainco Entities or would reasonably be expected to result in any Environmental Liability;
(d)    there are no facts, circumstances or conditions arising out of or relating to the Borrower or the other Remainco Entities or any of their respective operations or any facilities currently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or the other Remainco Entities that would reasonably be expected to result in any Environmental Liability; and
(e)    the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession of the Borrower or its Remainco Entity.

Section 5.09.    Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the other Remainco Entities have filed all tax returns required to have been filed, and have paid all Taxes levied or imposed upon them or their properties, that have become due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted for which appropriate reserves have been established in accordance with GAAP. Except as described on Schedule 5.09, there is no proposed Tax deficiency or assessment known to the Borrower against the Borrower or the other Remainco Entities that would, if made, individually or in the aggregate, have a Material Adverse Effect.
Section 5.10.    ERISA Compliance.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by the Borrower, any Remainco Entity or any ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.
(b)    (i) No ERISA Event has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither the Borrower, any other Remainco Entity, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower, any other Remainco Entity, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower, any other Remainco Entity nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither the Borrower, any other Remainco Entity nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.11.    Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries (excluding the Newco Entities) other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries and in Newco Credit Agreement Holdings have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries and in Newco Credit Agreement Holdings are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) and 5(a) to the Perfection Certificate (a) set forth the name and jurisdiction of each Remainco Entity that is a Loan Party and (b) set forth the ownership interest of the Borrower or any Guarantor in each Remainco Entity and in Newco Credit Agreement Holdings, including the percentage of such ownership.
Section 5.12.    Margin Regulations; Investment Company Act.
(a)    (i) Neither the Borrower nor any other Remainco Entity is engaged or will engage, principally or as one of its important activities, in the business of (1) purchasing or carrying Margin Stock or (2) extending credit for the purpose of purchasing or carrying Margin Stock, in each case of the foregoing clauses (1) and (2) in a manner that violates Regulation U of the Board of Governors of the United States Federal Reserve System, and (ii) no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)    No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.13.    Disclosure. To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
Section 5.14.    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Borrower or any other Remainco Entity pending or, to the knowledge of the Borrower, threatened, (b) hours worked by and payment made to employees of the Borrower or any other Remainco Entity have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor Laws including work authorization and immigration and (d) all payments due from the Borrower or any of other Remainco Entity on account of employee wages and health and welfare and other benefits insurance have been paid or accrued as a liability on the books of the relevant party.
Section 5.15.    Intellectual Property; Licenses, Etc. The Borrower and other Remainco Entities own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the business of the Borrower or any other Remainco Entity as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against Borrower or any other Remainco Entity, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, to the knowledge of the Borrower, all registrations and applications for registration of IP Rights listed in Schedule 7 to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations and applications for registration to be valid and subsisting would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.16.    Solvency. On the Closing Date, after giving effect to the Transactions, each of (x) Holdings and its Subsidiaries, on a consolidated basis, and (y) Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
Section 5.17.    Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.
Section 5.18.    OFAC; USA PATRIOT Act; FCPA.
(a)    To the extent applicable, each of Holdings and any other Remainco Entity is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b)    None of Holdings, nor any Remainco Entity nor, to the knowledge of Holdings and the Borrower, any director, officer, employee, agent or controlled affiliate of Borrower or any other Remainco Entity is currently the target of any Sanctions, nor is Holdings or any Remainco Entity located, organized or resident in any country or territory that is the target of Sanctions (as of the date of this agreement, Crimea, the Donetsk and Luhansk People’s Republics, Cuba, Iran, and North Korea).
(c)    No part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) in violation of the UK Bribery Act of 2010, as amended or (iii) for the purpose of financing any activities or business of or with any Person or in any country or territory that, at the time of the funding, is the subject of comprehensive Sanctions, or in any other manner that would result in a violation of Sanctions.
Section 5.19.    Security Documents.
(a)    Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11, 6.13 and 6.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent (or the Controlling Collateral Agent) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by this Agreement, the Security Agreement or the Holdings Pledge Agreement (or to the Controlling Collateral Agent in accordance with the Existing Credit Agreement Intercreditor Agreement)), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted by Section 7.01.
(b)    PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the Collateral Agent’s Lien on registered Patents, Trademarks and Copyrights (each as defined in the Security Agreement) acquired by the grantors thereof after the Closing Date).
(c)    Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted by Section 7.01 and when the Mortgages are filed in the applicable offices (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11, 6.13 and 6.16, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11, 6.13 and 6.16), such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Property thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by Section 7.01.
Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, in each case under this clause (A), other than in any foreign-law governed Collateral Document over the assets or Equity Interests of a Foreign Subsidiary that is a Loan Party, or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.
Section 5.20.    Use of Proceeds. The Borrower will use the proceeds of (a) the Revolving Credit Loans (including Incremental Revolving Credit Loans) and Incremental Term Loans for general corporate purposes (including, without limitation, to fund the Transactions, Permitted Acquisitions and other Investments, Capital Expenditures and Transaction Expenses and any and any other purpose not prohibited by this Agreement) and (b) Performance L/C Loans to satisfy the Borrower’s obligations with respect to the Performance L/C Unreimbursed Amount under the Existing Credit Agreement.
Section 5.21.    Insurance. The properties of the Borrower and other Remainco Entities are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses as the Borrower and the other Remainco Entities.
Section 5.22.    Outbound Investment Rules. Neither the Borrower nor any other Remainco Entity is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any other Remainco Entity currently engages, or has any present intention to engage in the future, directly or indirectly, in any activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE 6
Affirmative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Remainco Entity to:
Section 6.01.    Financial Statements.
(a)    Deliver to the Administrative Agent for prompt further distribution to each Lender, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is within ninety (90) days after the end of the fiscal year after the end of each subsequent fiscal year), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (and including a management discussion and analysis), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (excluding any “emphasis of matter” paragraph) (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective default under any financial covenant); and
(b)    Deliver to the Administrative Agent for prompt further distribution to each Lender, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2026), an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and cash flows for such fiscal quarter and the portion of the fiscal year then ended, and the consolidated statement of cash flows for the year-to-date period setting forth in comparative form, for the consolidated statements of income, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (and including a management discussion and analysis), and for the consolidated statement of cash flows, the figures for the corresponding year-to-date period of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations, cash flows and changes in shareholders’ equity of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 6.01 (x) shall, subject to Section 1.03, be prepared in accordance with GAAP and (y) may, in the case of paragraphs (a) and (b), be satisfied with respect to financial information of the Borrower and the Consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and the Consolidated Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification.
Documents required to be delivered pursuant to Section 6.01 and Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on the website on the Internet at Holdings’ or the Borrower’s website; (ii) on which such documents are posted on the Borrower’s behalf on Intralinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) such information is publicly available on the SEC’s EDGAR website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)    [reserved];
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Remainco Entity files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;
(c)    promptly after the furnishing thereof, copies of any material requests or material notices received by the Borrower (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of the Borrower or of any other Remainco Entity pursuant to the terms of any Indebtedness of the Borrower and any other Remainco Entity in an aggregate principal amount in excess of the Threshold Amount, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)    no later than five (5) days after the actual delivery of the financial statements delivered under Section 6.01(a) and (b), a Quarterly Certificate signed by a Responsible Officer of the Borrower that provides (i) [reserved], (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Quarterly Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Remainco Entity that identifies each Remainco Entity that is an Excluded Subsidiary as of the date of delivery of such Quarterly Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and
(e)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any other Remainco Entity, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
Section 6.03.    Notices. Promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:
(a)    the occurrence of any Default hereunder or of any Default under and as defined in the Newco Credit Agreement;
(b)    of the occurrence of any ERISA Event that would reasonably be expected to result in liability of the Borrower or a Remainco Entity or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;
(c)    of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against the Borrower or any Remainco Entity that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document affecting the rights and obligations of the Borrower or any Remainco Entity that would reasonably be expected to result in a Material Adverse Effect; and
(d)    of the occurrence of any other event that could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a) - (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
Section 6.04.    Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.05.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation except in a transaction permitted by Sections 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of this clause (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article 7.
Section 6.06.    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07.    Maintenance of Insurance.
(a)    Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Remainco Entities) as are customarily carried under similar circumstances by such other Persons.
(b)    Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as lenders’ loss payee or mortgagee, as applicable (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Borrower or one of the Remainco Entities and applied in accordance with this Agreement), as applicable.
(c)    Flood Insurance. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Remainco Entity to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and on such terms sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of such flood insurance. As a condition precedent to any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Loan Parties, and evidence of flood insurance, as may be required pursuant to the Flood Insurance Laws.
Section 6.08.    Compliance with Laws. Comply with, the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.09.    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Remainco Entity, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
Section 6.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.
The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, neither the Borrower nor any Remainco Entity shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.
Section 6.11.    Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)    Upon (x) the formation or acquisition of any new direct or indirect wholly-owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower or any Subsidiary Guarantor (including, without limitation, upon the formation of any Remainco Entity that is a Division Successor and is not otherwise an Excluded Subsidiary), (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) any other Person becoming a Guarantor or other obligor under any Senior Secured Notes Obligations:
(b)    within sixty (60) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its discretion (and, to the extent applicable with respect to the preceding clause (z), no later than the date delivered in connection with such Senior Secured Notes Obligations), notify the Administrative Agent thereof and:
(i)    cause each such Person to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages, a counterpart of the Global Amended and Restated Intercompany Note, a joinder to the Global Remainco Intercompany Subordination Agreement, a joinder to each Intercreditor Agreement, if applicable, and other security agreements and documents or joinders thereto (including, with respect to such Mortgages, the documents listed in clause (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;
(ii)    cause each such Person (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;
(iii)    take and cause such Person and each direct or indirect parent of such Person to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and Intellectual Property Security Agreements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;
(iv)    as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent (and, to the extent applicable with respect to the preceding clause (z), no later than the date delivered in connection with such Senior Secured Notes Obligations), deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts, surveys, appraisals or environmental assessment reports, to the extent available and in the possession of the Borrower or any Remainco Entity; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or any Remainco Entity, where, despite the commercially reasonable efforts of the Borrower or any Remainco Entity to obtain such consent, such consent cannot be obtained; and
(v)    if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion) (and, to the extent applicable with respect to the preceding clause (z), no later than the date delivered in connection with such Senior Secured Notes Obligations), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii) or clause (b) below.
(c)    (i) Not later than forty-five (45) days (or such longer period as the Administrative Agent may agree in writing in its discretion) after the later of (x) confirmation from the Lenders that flood due diligence and flood insurance compliance as required by Section 6.07 hereto has been completed and (y) forty-five (45) days after the acquisition by the Borrower or any Subsidiary Guarantor (including, without limitation, any acquisition pursuant to a Division) of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and (ii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each such acquired Material Real Property, any existing title reports, abstracts, surveys, appraisals or environmental assessment reports, to the extent available and in the possession of the Borrower, the Subsidiary Guarantor or one of their respective Subsidiaries to the extent constituting a Remainco Entity; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower, the Subsidiary Guarantor or one of their respective Subsidiaries to the extent constituting a Remainco Entity, where, despite the commercially reasonable efforts of the Borrower, the Subsidiary Guarantor or one of their respective Subsidiaries to the extent constituting a Remainco Entity to obtain such consent, such consent cannot be obtained.
(d)    Specified Scheduled Subsidiaries. On or prior to the Specified Scheduled Subsidiary Determination Date, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer identifying, with respect to each Specified Scheduled Subsidiary, whether such Subsidiary qualifies as an Excluded Subsidiary under a clause of the definition thereof other than clause (i) and, if so, the applicable clause and the basis for such determination. Each Specified Scheduled Subsidiary that the Borrower does not so identify as qualifying (or in respect of which no such certificate is timely delivered) shall cease to be an Excluded Subsidiary on the Specified Scheduled Subsidiary Determination Date, and the Borrower shall cause such Subsidiary to comply with Section 6.11(a) as if it had ceased to constitute an Excluded Subsidiary on such date.
Section 6.12.    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the

Borrower or the other Remainco Entities are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.
Section 6.13.    Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Guarantor subject to a Mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of FIRREA.
Section 6.14.    [Reserved].
Section 6.15.    Maintenance of Ratings. In respect of the Borrower, use commercially reasonable efforts to (i) cause the Term Loans, if any, to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a public corporate rating (but not any specific rating) from S&P, a public corporate family rating (but not any specific rating) from Moody’s.
Section 6.16.    Post-Closing Covenants. Except as otherwise agreed by the Administrative Agent in its reasonable discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 to this Agreement within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its reasonable discretion).
Section 6.17.    Perfection Certificate. No later than five (5) days after the actual delivery of the financial statements delivered under Section 6.01(a) and beginning with the fiscal year ending December 31, 2027, an annual Perfection Certificate Supplement (or confirmation that there have been no changes in such information since the Closing Date or the most recent Perfection Certificate Supplement provided).
Section 6.18.     Use of Proceeds. After the Closing Date, the proceeds of the Revolving Credit Loans (including Incremental Revolving Credit Loans) and Incremental Term Loans for general corporate purposes as described in Section 5.20 and any other purpose not prohibited by this Agreement. The Performance L/C Loans shall be used to repay lenders under the Existing Credit Agreement to the extent of any Performance L/C Unreimbursed Amount.
Section 6.19.    [Reserved].
Section 6.20.    Compliance with OFAC; USA PATRIOT Act; FCPA, etc.
(a)    Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and the Remainco Entities shall comply, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977 and (iv) the UK Bribery Act of 2010.
(b)    The Borrower and the Remainco Entities shall promptly, from time to time, furnish to the Administrative Agent (which will promptly furnish such information to the Lenders), information and documentation reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 6.21.    [Reserved].
Section 6.22.    Available Factoring Condition. The Borrower and the Remainco Entities will make commercially reasonable efforts to satisfy the Available Factoring Condition as soon as possible.
Section 6.23.    Government Contracts.

(a)    [Reserved].
(b)    The Borrower will use commercially reasonable efforts to cause each contract listed on Schedule 6.23(b), at the time such contract is renewed, to be renewed by a Newco Entity; provided that (i) nothing in this Section 6.23(b) shall require any Person to take any such action to the extent a Responsible Officer of the Borrower determines in good faith that doing so would not be commercially practicable or in the best interests of Holdings and its Subsidiaries, taken as a whole (taking into account, among other things, customer relationships, procurement and regulatory requirements, timing, cost and tax considerations), (ii) nothing in this Section 6.23(b) shall require any Person to renew or extend any contract, to bid or re-bid for any contract, to obtain any consent of any counterparty or Governmental Authority, or to take any action that would violate applicable Law, the terms of such contract or any agreement governing Indebtedness of the Borrower or any of its Subsidiaries or any Qualified Securitization Facility, (iii) this Section 6.23(b) shall not apply to any renewal that occurs automatically or at the election of the counterparty, and (iv) none of the failure or refusal of any counterparty to renew or extend any such contract, or to renew or extend any such contract with a Newco Entity, or any determination pursuant to clause (i) above, shall constitute a breach of this Section 6.23(b) or otherwise result in a Default or Event of Default.
ARTICLE 7
Negative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date:
Section 7.01.    Liens. The Borrower and the other Remainco Entities shall not directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof (excluding liens of the nature permitted in Section 7.01(ff)); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;
(c)    Liens for taxes, governmental duties, levies, assessments and charges that are not overdue for a period of more than sixty (60) days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP (as determined by the Borrower in good faith);
(d)    statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP (as determined by the Borrower in good faith);
(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance or self-insurance to the Borrower or any of the other Remainco Entities;

(f)    Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Property, and any exceptions on the final Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of the other Remainco Entities, taken as a whole;
(h)    Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);
(i)    (i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business or consistent with past practice which do not interfere in any material respect with the business of the Borrower and the other Remainco Entities, taken as a whole and (ii) leases, licenses, subleases or sublicenses constituting a Disposition permitted under Section 7.05;
(j)    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(k)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry and Indebtedness in respect of corporate credit card, purchase card and other card programs (including commercial (or purchasing) card programs), in each case incurred in the ordinary course of business and consistent with past practice;
(l)    Liens (i) on cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) to be applied against the purchase price for such Investment, including Liens on cash or Cash Equivalents to secure letters of credit issued to backstop commitments or (y) the buyer of any property to be Disposed of pursuant to Sections 7.05(j), (o) or (t) to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(m)    Liens (i) in favor of the Borrower or a Remainco Entity on assets of a Remainco Entity that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Subsidiary Guarantor;
(n)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of the other Remainco Entities in the ordinary course of business, or with respect to IP Rights that is not material to the conduct of the business of the Borrower and the other Remainco Entities, taken as a whole;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the other Remainco Entities in the ordinary course of business or consistent with past practice permitted by this Agreement;
(p)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;
(q)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;
(r)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the other Remainco Entities to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or the other Remainco Entities or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the other Remainco Entities in the ordinary course of business;
(s)    Liens solely on any cash earnest money deposits made by the Borrower or any of the other Remainco Entities in connection with any letter of intent or purchase agreement permitted hereunder;
(t)    ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of the other Remainco Entities are located;
(u)    Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 180 days of the acquisition, construction, repair, replacement, lease, expansion, development, installation, relocation, renewal, maintenance, upgrade or improvement of such asset subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Financing Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Financing Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(v)    Liens on property of any Remainco Entity that is not a Loan Party securing the Indebtedness of any Remainco Entity that is not a Loan Party;
(w)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Remainco Entity, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Remainco Entity); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Remainco Entity, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;
(x)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Borrower and the other Remainco Entities, taken as a whole;

(y)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(z)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(aa)    the modification, replacement, renewal or extension of any Lien permitted by this Section 7.01 (other than Section 7.01(dd)); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness) and (iii) the incurrence of any Lien pursuant to this clause (aa) shall not “refresh” any utilization of any other clause under this Section 7.01 pursuant to which such Lien was originally incurred;
(bb)    Liens consisting of cash collateral securing obligations in respect of corporate credit card, purchase card and other card programs and other Treasury Services Obligations (as defined in the Newco Credit Agreement) in the ordinary course of business;
(cc)    Liens with respect to property or assets of the Borrower or any of the other Remainco Entities securing obligations in an aggregate principal amount at the time of incurrence of such Liens not to exceed $10,000,000; provided, that to the extent such Lien is on Collateral, such Lien shall be on a junior Lien basis to the Liens securing the Obligations; provided further that the amount available pursuant to this Section 7.01(cc) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or the other Newco Entities pursuant to Section 7.01(cc) of the Newco Credit Agreement;
(dd)    [reserved];
(ee)    Liens to secure Indebtedness permitted under Section 7.03(m)(i)(y); provided that such Indebtedness may only be secured on a junior Lien basis to the Liens securing the Obligations;
(ff)    Liens on Securitization Assets (including Government Accounts, collections, proceeds, deposit accounts and related rights) incurred in connection with a Qualified Securitization Facility in an aggregate amount not to exceed $175,000,000; provided that the amount of Government Accounts securing any Qualified Securitization Facility or receivables programs shall not exceed $60,000,000 at any time; provided further that the amount available pursuant to this Section 7.01(ff) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.01(ff) of the Newco Credit Agreement.
(gg)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(hh)    Liens on cash or Cash Equivalents to secure Indebtedness permitted under Section 7.03(f) or (l), to the extent created in the ordinary course of business or consistent with past practice;
(ii)    Liens securing any Permitted Refinancing directly or indirectly permitted under Section 7.03 that are secured by Liens on the same assets as the Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended by such Permitted Refinancing, plus improvements, accessions, dividends, distributions, proceeds or products thereof and after-acquired property; provided that the incurrence of any Lien pursuant to this clause (ii) shall not “refresh” any utilization of any other clause under this Section 7.01 pursuant to which such Lien was originally incurred;
(jj)    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(kk)    [reserved];
(ll)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any other Remainco Entity in the ordinary course of business of the Borrower and such Remainco Entity or consistent with past practice to secure the performance of the Borrower’s or such Remainco Entity’s obligations under the terms of the lease for such premises;
(mm)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;
(nn)    Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities or incurrence of other Indebtedness by the Borrower or any of the other Remainco Entities issued after the Closing Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;
(oo)    Liens securing the Senior Secured Notes and obligations under the Existing Credit Agreement, Guarantees thereof by the Borrower and any Remainco Entity, and any Permitted Refinancing of the foregoing, in each case subject to the Existing Credit Agreement Intercreditor Agreement; and
(pp)    Liens consisting of cash collateral in support of letters of credit (including under Bilateral Letter of Credit Facilities (as defined in the Newco Credit Agreement)) in an amount not to exceed $5,000,000; provided that the amount available pursuant to this Section 7.01(pp) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.01(pp) of the Newco Credit Agreement.
Notwithstanding the foregoing, (x) no consensual Liens shall exist on Equity Interests of the Borrower or any Remainco Entity that constitute Collateral other than pursuant to clauses (a), (aa), (dd) and (ii) above, (y) Liens on any Government Accounts that secure any Qualified Securitization Facility, MUFG Factoring Program or other receivables financing or factoring programs shall be subject to the Government Accounts Release Conditions; and (z) no Securitization Facility, receivables facility, or other facility secured by Liens of the nature permitted pursuant to Section 7.01(ff) shall be permitted under this Agreement other than pursuant to Section 7.01(ff).
For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 7.01, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision, (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 7.01(dd) above (giving pro forma effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 7.01(dd) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 7.01 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification may be deemed to have automatically occurred at such time and (D) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section 7.03(bb) in respect of such Indebtedness. Any Liens in respect of the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, in each case in respect of any Indebtedness, shall not be deemed to be an incurrence of a Lien in respect of such Indebtedness for purposes of this Section 7.01.
Section 7.02.    Investments. The Borrower or the other Remainco Entities shall not, directly or indirectly, make any Investments, except:

(a)    Investments by the Borrower or any other Remainco Entity in assets that were Cash Equivalents when such Investment was made;
(b)    loans or advances to, or guarantees of Indebtedness of, future, present or former officers, directors, managers, members, partners, independent contractors, consultants and employees of any Loan Party (or any direct or indirect parent thereof) or any other Remainco Entity (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as Equity Interests other than Disqualified Equity Interests) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $2,000,000; provided, further, that the amount available pursuant to this Section 7.02(b) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or other Newco Entity pursuant to Section 7.02(b) of the Newco Credit Agreement;
(c)    Investments (i) by the Borrower or any of the Remainco Entities in the Borrower or any of the other Remainco Entities; provided that Investments by any Loan Party in any non-Loan Party shall not exceed $75,000,000; provided, further, that the amount available pursuant to this Section 7.02(c)(i) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or other Newco Entity pursuant to Section 7.02(c)(i) of the Newco Credit Agreement and (ii) by a Remainco Entity in any Newco Entity that is a Loan Party (as defined in the Newco Credit Agreement);
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;
(e)    Investments consisting of transactions permitted under Sections 7.01 (other than 7.01(p)), 7.03 (other than 7.03(c)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(d) and (e)), 7.06 (other than 7.06(f) and (i)(iv)) and 7.10, respectively;
(f)    Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Remainco Entity in the Borrower or any other Remainco Entity and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;
(g)    Investments in Swap Contracts permitted under Section 7.03(f);
(h)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;
(i)    any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Remainco Entity or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Event of Default under Sections 8.01(a) or (f) with respect to the Borrower shall have occurred and be continuing, (ii) any acquired or newly formed Remainco Entity shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03, (iii) (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Remainco Entity shall become a Guarantor, in each case, in accordance with Section 6.11, (iv) the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.00 to 1.00 and (v) the Revolving Credit Exposure (as defined in the Newco Credit Agreement) as of the date of such acquisition and for the twenty (20) Business Days immediately succeeding the date of such acquisition, is $0 (any such acquisition, a “Permitted Acquisition”);

(j)    [reserved];
(k)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(m)    to the extent constituting an Investment, the payment in respect of any Government Accounts which is swept into the Newco Account;
(n)    other Investments in an aggregate amount pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (x) $10,000,000 (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts, in each case made out of the earned income of such Person); provided that the amount available pursuant to this Section 7.02(n) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.02(n) of the Newco Credit Agreement;
(o)    advances of payroll payments to employees in the ordinary course of business or consistent with past practice;
(p)    Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent of the Borrower);
(q)    Investments of a Remainco Entity acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Remainco Entity in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(r)    the contribution, assignment, licensing, sub-licensing or other Investment of IP Rights or other general intangibles pursuant to any Intercompany License Agreement and any other Investments made in connection therewith;
(s)    Investments constituting promissory notes or the non-cash portion of consideration, in each case, received in a Disposition permitted by Section 7.05;
(t)        Guarantees by the Borrower or any Remainco Entity of leases (other than Financing Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practice;
(u)    Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;
(v)    [reserved];
(w)    [reserved];
(x)    Investments constituting Permitted Intercompany Activities;

(y)    Investments that are made in an amount equal to the amount of 50% of Excluded Contributions previously received and the Borrower elects to apply under this clause (y); provided that the amount available pursuant to this Section 7.02(y) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.02(y) of the Newco Credit Agreement;
(z)    Investments in joint ventures of the Borrower or any Remainco Entity entered into in connection with a Permitted Acquisition for a bona fide business purpose, taken together with all other Investments made pursuant to this clause (z) that are at the time outstanding, not to exceed $10,000,000 (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that, any newly created or acquired Equity Interests of such joint ventures shall be owned by a Loan Party and shall become Collateral; provided further that the amount available pursuant to this Section 7.02(z) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.02(z) of the Newco Credit Agreement;
(aa)    earnest money deposits required in connection with Permitted Acquisitions (or similar Investments);
(bb)    contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of the Borrower;
(cc)    Investments to the extent required by applicable rules under the Exchange Act or by any Governmental Authority, including any Investment made in order to avoid any early warning or notice requirements under such rules or requirements;
(dd)    to the extent constituting an Investment, payments under the Shared Services Agreement;
(ee)    Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts;
(ff)    any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Borrower or any Remainco Entity, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;
(gg)    Investments contemplated in connection with the Transactions;
(hh)    Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third-parties;
(ii)    Investments in Foreign Subsidiaries in connection with cash pooling arrangements and cash management services entered into in the ordinary course of business consistent with past practices in an aggregate amount outstanding not to exceed $25,000,000; provided that the amount available pursuant to this Section 7.02(ii) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any Newco Entity pursuant to Section 7.02(ii) of the Newco Credit Agreement;
(jj)    lease, utility and other similar deposits in the ordinary course of business;
(kk)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 7.07 (except transactions described in Section 7.07(e)); and
(ll)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings or any other parent entity of the Borrower.

For purposes of determining compliance with this Section 7.02, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 7.02 and will only be required to include the amount and type of such Investment in one or more of the above clauses.
Notwithstanding the foregoing or anything to the contrary in this Agreement, other than the transactions contemplated in connection with the Transactions, any transfer (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) of assets by a Loan Party to a Remainco Entity that is not a Loan Party shall be deemed to be an Investment that must be permitted by, and incurred under Section 7.02(c); provided that the foregoing shall not apply to (i) sales, contributions or other transfers of Securitization Assets in connection with any Qualified Securitization Facility or other receivables financing facility permitted hereunder, (ii) [reserved], (iii) amounts swept into the Newco Account pursuant to the Newco Cash Sweep (as defined in the Newco Credit Agreement), (iv) payments under the Shared Services Agreement, (v) Permitted Intercompany Activities (including, for purposes of this paragraph, any transaction of the type described in such definition between or among any Newco Entity and any Remainco Entity) or (vi) intercompany receivables, payables and advances arising in the ordinary course of business consistent with past practice and settled in the ordinary course.
Section 7.03.    Indebtedness. The Borrower or any Remainco Entity shall not directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of the Borrower or any Remainco Entity under the Loan Documents;
(b)    (i) Indebtedness outstanding on the Closing Date and as listed on Schedule 7.03(b) and any Permitted Refinancing thereof other than Indebtedness pursuant to clause (ii) and (ii) Indebtedness among the Borrower and Remainco Entities and Indebtedness of the Borrower or any Remainco Entity owing to any Newco Entity; provided that with respect to such other Indebtedness, (x) (A) any Indebtedness advanced by any Person that is not a Newco Loan Party to any Newco Loan Party pursuant to this clause (b)(ii) shall be subordinated in right of payment to the Newco Credit Agreement Loans and (B) any Indebtedness advanced by any Person that is not a Loan Party to any Loan Party pursuant to this clause (b)(ii) shall be subordinated in right of payment to the Obligations and (y) (A) any Indebtedness advanced by any Newco Loan Party to any Person that is not a Newco Loan Party pursuant to this clause (b)(ii) shall be evidenced by the Global Newco Intercompany Note and (B) any Indebtedness advanced by any Loan Party to any Person that is not a Loan Party pursuant to this clause (b)(ii) shall either (A) be unsecured and subordinated in right of payment to the Obligations and made in the ordinary course of business in an amount not to exceed $2,000,000 individually and $10,000,000 in the aggregate for all such Indebtedness or (B) be evidenced by the Global Amended and Restated Intercompany Note; provided, further, that any Indebtedness pursuant to this clause (b)(ii) shall constitute an Investment by the lender of such Indebtedness in the borrower of such Indebtedness and must be permitted by, and shall be deemed to be incurred under Section 7.02(c) to the extent such lender is the Borrower or a Subsidiary of the Borrower;
(c)    Guarantees by the Borrower and any Remainco Entity in respect of Indebtedness of the Borrower or any Remainco Entity otherwise permitted hereunder; provided that (A) no Guarantee of any Indebtedness in a principal amount in excess of the Threshold Amount shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (C) no Loan Party may Guarantee Indebtedness of any Remainco Entity that is not a Loan Party and (D) any Guarantee pursuant to this clause (c) shall constitute an Investment by such guarantor in the primary obligor of such Indebtedness and must be permitted by, and shall be deemed to be incurred under Section 7.02(c);
(d)    [reserved];
(e)    (i) Attributable Indebtedness and other Indebtedness (including Financing Leases) financing an acquisition, construction, repair, replacement, lease, expansion, development, installation, relocation, renewal, maintenance, upgrade or improvement of a fixed or capital asset incurred by the Borrower or any Remainco Entity and incurred by the Borrower or any Remainco Entity prior to or within 180 days after the acquisition, construction, repair, replacement, lease, expansion, development, installation, relocation, renewal, maintenance, upgrade or improvement of the applicable asset, in an aggregate outstanding amount not to exceed (together with the amount of such Indebtedness outstanding on the Closing Date) $70,000,000; provided that the amount available pursuant to this Section 7.03(e)(i) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.03(e)(i) of the Newco Credit Agreement and (ii) Attributable Indebtedness arising out of any Sale and Lease-Back Transaction or lease lease-back transactions that are subject to fair market terms in an aggregate outstanding amount not to exceed $2,500,000; provided that the amount available pursuant to this Section 7.03(e)(ii) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.03(e)(ii) of the Newco Credit Agreement;
(f)    Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;
(g)    [reserved];
(h)    Indebtedness representing deferred compensation or similar arrangements to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Borrower (or any direct or indirect parent thereof) or any other Remainco Entity incurred in the ordinary course of business or consistent with past practice;
(i)    Indebtedness consisting of promissory notes issued by the Borrower or any Remainco Entity to future, present or former officers, managers, members, independent contractors, consultants, directors and employees, their respective Controlled Investment Affiliates or Immediate Family Members, in each case, to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06 in the ordinary course of business consistent with past practice;
(j)    Indebtedness incurred by the Borrower or any Remainco Entity prior to the Closing Date or thereafter in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
(k)    Indebtedness consisting of obligations of the Borrower or any Remainco Entity under deferred purchase price, earn-outs or other similar arrangements incurred by such Person prior to the Closing Date or thereafter in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;
(l)    Treasury Services Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(m)    (i) Indebtedness of the Borrower or any Remainco Entity, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (x) $10,000,000 plus (y) 100% of the cumulative amount of the net cash proceeds and Cash Equivalent proceeds from the sale of Equity Interests (other than Excluded Contributions, proceeds of Disqualified Equity Interests, or sales of Equity Interests to the Borrower or any Remainco Entity) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and further contributed to the Borrower as common equity that has been Not Otherwise Applied and (ii) any Permitted Refinancing thereof; provided that the amount available pursuant to this Section 7.03(m) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.03(m) of the Newco Credit Agreement.

(n)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business consistent with past practice;
(o)    Indebtedness incurred by the Borrower or any Remainco Entity in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business consistent with past practice, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
(p)    obligations in respect of self-insurance and obligations in respect of stays, customs, performance, bid, indemnity, appeal, judgment and other similar bonds or instruments and performance, bankers’ acceptance and completion guarantees and similar obligations provided by the Borrower or any Remainco Entity or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business consistent with past practice;
(q)    [reserved];
(r)    Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit, Indebtedness under unsecured or cash collateralized Bilateral Letter of Credit Facilities (as defined in the Newco Credit Agreement) not to exceed $5,000,000 at any time; provided that the amount available pursuant to this Section 7.03(r)(ii) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.03(r)(ii) of the Newco Credit Agreement, and (iii) Indebtedness under Secured Bilateral Letter of Credit Facilities(as defined in the Newco Credit Agreement) not to exceed $5,000,000; provided that the amount available pursuant to this Section 7.03(r)(iii) shall be reduced by any portion thereof, if any, utilized by the Newco Borrower or any of its Subsidiaries pursuant to Section 7.03(r)(iii) of the Newco Credit Agreement;
(s)    [reserved];
(t)    [reserved];
(u)    Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;
(v)    Indebtedness incurred by a Foreign Subsidiary and/or Indebtedness incurred on behalf thereof or representing Guarantees of Indebtedness of Foreign Subsidiaries for ordinary course working capital purposes which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding does not exceed, together with any Indebtedness incurred under Section 7.03(y), $30,000,000; provided that the amount available pursuant to this Section 7.03(v) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.03(v) of the Newco Credit Agreement;
(w)    Indebtedness arising as a result of vendor financing in the ordinary course of business consistent with past practice and which vendor financing is customary in the industry of the Borrower and the Remainco Entities;
(x)    Indebtedness arising from Permitted Intercompany Activities;
(y)    Indebtedness incurred by a Remainco Entity that is not a Loan Party for ordinary course working capital purposes in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed, $5,000,000 at any time outstanding; provided that the amount available pursuant to this Section 7.03(y) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.03(y) of the Newco Credit Agreement;

(z)    [reserved];
(aa)    Indebtedness under the Senior Secured Notes and the Existing Credit Agreement Documents, in each case as in effect as of the Closing Date, any Guarantees thereof by the Loan Parties, and any Permitted Refinancing of the foregoing; and
(bb)    all reasonable and customary premiums (if any), interest (including post-petition interest and paid-in-kind interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (aa) above; provided that the foregoing shall not include any “MOIC” (multiple on invested capital) or similar premium.
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories or subcategories of Indebtedness described above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses (or subclauses thereof).
Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) any intercompany loans, advances or other Indebtedness owing to Holdings or any Subsidiary shall be incurred solely pursuant to Section 7.03(b)(ii), and no Indebtedness shall be permitted to the extent owing to any other Affiliate or joint venture, (b) any Guarantee of Indebtedness of Holdings or any Remainco Entity shall be incurred solely pursuant to Section 7.03(c) and (aa), and no Guarantees of Indebtedness of any other Affiliate or joint venture shall be permitted, (c) no Indebtedness shall be permitted to be incurred by a Remainco Entity that is not a Loan Party, except pursuant to Section 7.03(b), (e), (f), (h), (i), (j), (k), (l), (p), (r), (v), (y) and (bb), (d) no Indebtedness for borrowed money under this Section 7.03 shall be senior in payment or lien priority to the Obligations (including as a result of Collateral being perfected by one or more series of Indebtedness but not for one or more other series of Indebtedness), and (e) no Indebtedness for borrowed money under this Section 7.03 shall be pari passu in lien priority on any portion of the Collateral other than the Senior Secured Notes Obligations and Indebtedness under the Existing Credit Agreement Documents (and any Permitted Refinancing thereof), in each case solely to the extent subject to the Existing Credit Agreement Intercreditor Agreement.
Section 7.04.    Fundamental Changes. The Borrower or any of the Remainco Entities shall not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that:
(a)    any Remainco Entity may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Remainco Entities; provided that (x) when any Person that is a Loan Party is merging with a Remainco Entity, a Loan Party shall be the continuing or surviving Person;
(b)    any Remainco Entity may liquidate or dissolve or the Borrower or any Remainco Entity may change its legal form (x) if the Borrower determines in good faith that such action is in the best interest of the Borrower and the Remainco Entities and if not materially disadvantageous to the Lenders and (y) any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section 7.02(e)) or Section 7.05 or, in the case of any such business, discontinued, shall be transferred to or otherwise owned or conducted by the Borrower or another Remainco Entity (or with respect to a Loan Party, another Loan Party) after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Remainco Entity that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)    any Remainco Entity may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Remainco Entity; provided that if the transferor in such a transaction is a Guarantor, then the transferee must be a Guarantor or the Borrower;
(d)    so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents, (G) the Successor Borrower agrees to provide any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that is required by regulatory authorities or under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, and (H) the Successor Borrower shall not be an obligor under the Senior Secured Notes or cause any Loan Party to become an obligor under the Senior Secured Notes or any other Indebtedness of the Remainco Entities; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; and
(e)    so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Remainco Entity may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Remainco Entity or the Borrower, which together with each other Remainco Entity, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;
(f)    so long as no Default exists or would result therefrom, a Remainco Entity that is a Subsidiary of the Borrower may effect a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 that does not constitute a Disposition of all or substantially all assets of the Borrower and the Remainco Entities taken as a whole;
(g)    [reserved];
(h)    [reserved]; and
(i)    the Borrower and the Remainco Entities may consummate Permitted Intercompany Activities.
Notwithstanding anything to the contrary, any transaction pursuant to this Section 7.04 that results in the transfer of assets from a Loan Party to a Person that is not a Loan Party shall be permitted only to the extent such transfer would be permitted under Section 7.02(c) and Section 7.05.
Section 7.05.    Dispositions. The Borrower or any of the Remainco Entities shall not directly or indirectly, make any Disposition, except:

(a)    (i) Dispositions of obsolete, non-core (that are acquired in an acquisition), worn out, damaged or surplus property, whether now owned or hereafter acquired or other property of the Borrower or any of Remainco Entities in the ordinary course of business or consistent with industry practice, (ii) Dispositions of property no longer used or useful or economically practical to maintain in the conduct of the business of the Borrower or any of the Remainco Entities and (iii) Dispositions of property held for sale or no longer used or useful or necessary in the operation of the business of the Borrower and the Remainco Entities;
(b)    Dispositions of inventory or goods held for sale and immaterial assets, in each case, in the ordinary course of business or consistent with past practice;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property to the Borrower or any of the Subsidiaries; provided that any Disposition pursuant to this clause (d) shall constitute an Investment and must be permitted by, and shall be deemed to be incurred under Section 7.02(c);
(e)    to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;
(f)    the Disposition of the Tolling Business;
(g)    Dispositions of Cash Equivalents;
(h)    (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business or consistent with past practice and which do not materially interfere with the business of the Borrower or any of the Remainco Entities and (ii) Dispositions of IP Rights (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned) that do not materially interfere with the business of the Borrower or any of the Remainco Entities;
(i)    transfers of property subject to Casualty Events upon receipt of the net proceeds of such Casualty Event;
(j)    Dispositions of property or assets or issuance or sale of Equity Interests of any Remainco Entity to a non-Affiliate third party; provided that (i) such Disposition is for fair market value (as determined in good faith by the Borrower) and (ii) the Borrower or any of the Remainco Entities shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (f), (k), (p), (q), (r)(i), (r)(ii), (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and (ee) (only to the extent the Obligations are secured by such cash and Cash Equivalents)); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash:
(A)    the greater of the principal amount and the carrying value of any liabilities (as shown on the Borrower’s (or the Remainco Entities’, as applicable) most recent consolidated balance sheet provided hereunder or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Remainco Entity’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Borrower) of the Borrower or such Remainco Entity, other than liabilities (other than intercompany liabilities owing to a Remainco Entity being Disposed of) that are by their terms subordinated in lien or payment priority to the Obligations, (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies the

Borrower or such Remainco Entity from such liabilities or (ii) otherwise cancelled or terminated in connection with the transaction, and
(B)    any securities, notes or other obligations or assets received by the Borrower or the applicable Remainco Entity from such transferee that are converted, or reasonably expected to be converted, by the Borrower or such Remainco Entity into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received or expected to be received) or by their terms are required to be satisfied for Cash Equivalents within 180 days following the closing of the applicable Disposition;
(k)    the sale, assignment, licensing, sub-licensing or other Disposition of IP Rights or other general intangibles pursuant to any Intercompany License Agreement;
(l)    Dispositions or discounts without recourse of accounts receivable, or participations therein, or Securitization Assets, or any disposition of the Equity Interests in a Remainco Entity, all or substantially all of the assets of which are Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;
(m)    Dispositions of property pursuant to any Sale and Lease-Back Transaction or lease-leaseback transactions on fair market terms; provided that the fair market value of property disposed of pursuant to this clause (m) shall not exceed $2,500,000; provided, further, that the amount available pursuant to this Section 7.05(m) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.05(m) of the Newco Credit Agreement;
(n)    any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of the Borrower and the Remainco Entities as a whole, as determined in good faith by the management of the Borrower;
(o)    Dispositions required by any Governmental Authority as a condition to its approval under applicable antitrust or competition Laws of any Permitted Acquisition or other Investment permitted hereunder; provided that the Net Proceeds thereof shall be applied in accordance with Section 2.05(b) as if such Disposition were made pursuant to Section 7.05(j);
(p)    the unwinding of any Swap Contract pursuant to its terms;
(q)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(r)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights that are no longer used or useful or economically practicable or commercially reasonable to maintain;
(s)    Permitted Intercompany Activities;
(t)    the Transactions;
(u)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims, in each case, in the ordinary course of business; and
(v)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (k), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall take any actions deemed appropriate in order to effect the foregoing.
Notwithstanding anything in this Agreement to the contrary, (i) no Loan Party or Remainco Entity shall contribute, sell, transfer or otherwise dispose (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) of any (x) Material Property or (y) any Capital Stock in a Remainco Entity that owns or leases Material Property that has the effect of a sale, transfer or other disposition of Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Remainco Entity that is not a Loan Party or (y) an Affiliate (other than a Loan Party) of the Borrower, other than the grant of a non-exclusive license of intellectual property to any Remainco Entity in the ordinary course of business for a bona fide business purpose, (ii) no Person shall own or hold an exclusive license to any Material Property except a Loan Party and (iii) all Dispositions of Government Accounts shall be subject to the Government Accounts Release Conditions.
Section 7.06.    Restricted Payments. The Borrower or any of the Remainco Entities shall not directly or indirectly, declare or make any Restricted Payment, except:
(a)    each Remainco Entity may make Restricted Payments to the Borrower and the other Remainco Entities (and, in the case of a Restricted Payment by a non-wholly owned Remainco Entity, to the Borrower and any other Remainco Entity, as compared to the other owners of Equity Interests in such Remainco Entity, on a pro rata or more than pro rata basis based on their relative ownership interests of the relevant class of Equity Interests);
(b)    on and after the one year anniversary of the Closing Date, the Borrower and each Remainco Entity may declare and make Restricted Payments payable solely in respect of Preferred Stock existing as of the Closing Date of the Borrower or any Remainco Entity in an aggregate amount not to exceed (i) the amount of dividends accrued on such Preferred Stock plus (ii) $12,500,000 in any fiscal year of the Borrower (subject to, solely in the case of this clause (b)(ii), a carry-forward of unused or deferred amounts in any fiscal year to the subsequent fiscal year and carry-back of the amount available in the subsequent fiscal year to the current fiscal year; provided that no carry-forward or carry-back shall be permitted prior to the one year anniversary of the Closing Date); provided that the amount available pursuant to this Section 7.06(b) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.06(b) of the Newco Credit Agreement;
(c)    [reserved];
(d)    on and after the one year anniversary of the Closing Date, so long as no Event of Default has occurred and is continuing or would result therefrom and the Revolving Credit Exposure (excluding the amount of any L/C Obligations) is $0, the Borrower may make Restricted Payments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 1.75 to 1.00;
(e)    repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(f)    to the extent constituting Restricted Payments, the Borrower and the other Remainco Entities may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Sections 7.02(e) and (m)), 7.04 or 7.07 (other than Sections 7.07(e) and (j));

(g)    the Borrower and each Remainco Entity may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Remainco Entity (or of the Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager, member, partner, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Remainco Entity (or the Borrower or any other direct or indirect parent of such Remainco Entity) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager, officer, member, partner, independent contractor or director stock option plan or any other employee, manager, officer, member, partner, independent contractor or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer, member, partner, independent contractor or consultant of such Remainco Entity (or the Borrower or any other direct or indirect parent thereof) or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $2,500,000 in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:
    (i)    to the extent contributed to the Borrower, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of the Borrower’s direct or indirect parent companies, in each case to any future, present or former employees, officers, members of management, managers, partners, independent contractors, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been used in connection with any other exception from Article 7; plus
    (ii)    the net cash proceeds of key man life insurance policies received by the Borrower or other Remainco Entities; less
    (iii)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(g);
provided further that the amount available pursuant to this Section 7.06(g) shall be reduced by any portion thereof, if any, utilized by the Newco Credit Agreement Borrower or any of its Subsidiaries pursuant to Section 7.06(g) of the Newco Credit Agreement;
(h)    [reserved];
(i)    the Borrower may make Restricted Payments to Holdings and any direct or indirect parent of Holdings for the purposes described in clauses (A) through (F) below:
    (A)     to pay organizational, operating costs and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters) incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries, any costs, expenses and liabilities incurred by the Borrower, in connection with any litigation or arbitration attributable to the ownership or operations of the Borrower and its Subsidiaries, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and its Subsidiaries;
    (B)    the proceeds of which shall be used by Holdings or such parent to pay franchise and similar Taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) corporate existence;

    (C)    for any taxable period (i) for which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar foreign, federal, state or local income or similar tax group that includes the Borrower and/or its Subsidiaries and whose common parent is a direct or indirect parent of the Borrower (a “Tax Group”) or (ii) for which the Borrower is a disregarded entity or a partnership with a direct or indirect corporate parent (a “Corporate Parent”), to the extent such income or similar Taxes are attributable to the income of the Borrower and/or its Subsidiaries, as applicable, to pay the portion of such U.S. federal, state and local and/or foreign income or similar Taxes (as applicable) of such Tax Group or such Corporate Parent that are attributable to the taxable income of the Borrower and/or its applicable Subsidiaries; provided, that in each case the amount of such payments in respect of any taxable year does not exceed the amount that the Borrower and/or its applicable Subsidiaries, as applicable, would have been required to pay in respect of the relevant foreign, federal, state or local income or similar Taxes for such taxable year had the Borrower and/or its applicable Subsidiaries, as applicable, paid such Taxes separately from any such parent company for all relevant taxable periods, provided that any distributions in respect of any taxable period (or portion thereof) ending on or before the Closing Date shall be permitted only to the extent relating to income tax adjustments that arise after the Closing Date as a result of tax audits or other tax proceedings;
    (D)    to finance any Investment that would be permitted to be made pursuant to Section 7.02 (other than Section 7.02(e)) if Holdings or such parent were subject to such Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or other Remainco Entities or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or other Remainco Entities in order to consummate such Investment, in each case, in accordance with the requirements of Section 6.11;
    (E)    the proceeds of which shall be used to pay customary salary, bonus, indemnity and other benefits payable to future, present or former officers, directors, managers, members, partners, consultants, independent contractors or employees of the Borrower or any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, indemnity and other benefits are attributable to the ownership or operation of Holdings and its Subsidiaries;
    (F)    the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any equity or debt offering, financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction not prohibited by this Agreement (whether or not successful); provided that any such transaction was in the good faith judgment of the Borrower intended to be for the benefit of the Borrower and its Subsidiaries; and
(j)    payments made or expected to be made by the Borrower or any of the Remainco Entities in respect of required withholding or similar Taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award with respect to any future, present or former employee, director, manager, officer, partner, independent consultant or consultant (or their respective Controlled Investment Affiliates and Immediate Family Members) and any repurchases or withholdings of Equity Interests in consideration of such payments including in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar stock based awards;
(k)    the Borrower or any Remainco Entity may (i) make, or may make Restricted Payments or distributions to Holdings to permit it to make, payments of cash in lieu of fractional Equity Interests of the Borrower or any direct or indirect parent company of the Borrower in connection with any dividend, distribution, split, merger, consolidation, amalgamation or combination thereof and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l)    [reserved];
(m)    distributions or payments of Securitization Fees;
(n)    payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of assets permitted by Section 7.02 (other than Section 7.02(e)) or Section 7.04;
(o)    Restricted Payments to permit the redemption or repurchase of Designated Preferred Stock in an amount equal to the amount of Excluded Contributions received and the Borrower elects to apply under this clause (o);
(p)    [reserved];
(q)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement;
(r)    Restricted Payments contemplated in connection with the Transactions;
(s)    to the extent constituting a Restricted Payment, (i) the payment in respect of any Government Accounts made in a deposit account of a Newco Entity which is swept into the Newco Account and (ii) any sweep from the Newco Account to a deposit account of a Remainco Entity;
(t)    after the first anniversary of the Closing Date, so long as no Event of Default has occurred and is continuing or would result therefrom, the declaration and payment of dividends to the Borrower or any direct or indirect parent company of Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Borrower or such parent company and existing on or issued after the Closing Date, provided that with respect to Designated Preferred Stock issued after the Closing Date, the amount of dividends paid pursuant to this clause (t) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock;
(u)    (i) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), including any accrued and unpaid dividends thereon, of the Borrower or any Remainco Entity or any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, in exchange for, or in an amount not to exceed the proceeds of, the sale or issuance, within 120 days of such redemption, repurchase, retirement or other acquisition (other than to a Remainco Entity) of Equity Interests of Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”), (ii) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock, and (iii) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (u)(i) or (ii) of this Section 7.06, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement; and

(v)    the Borrower may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests.
For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such Restricted Payment or any portion thereof in a manner that complies with this Section 7.06 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.
Section 7.07.    Transactions with Affiliates. The Borrower shall not, nor shall the Borrower permit any of the Remainco Entities to, directly or indirectly, enter into any transaction or series of related transactions of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, involving aggregate payments or consideration in excess of $5,000,000, other than (a) loans and other transactions among Loan Parties, other loans and transactions among the Borrower and its Subsidiaries incurred or deemed to be incurred pursuant to Section 7.02(c), (b) on terms substantially as favorable to the Borrower or such Remainco Entity as would be obtainable by the Borrower or such Remainco Entity at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) compensation and other customary arrangements relating to the operation of the business of the Borrower, any of its direct or indirect parent companies and its Subsidiaries, (e) Restricted Payments permitted under Section 7.06 (other than Section 7.06(e)), Investments permitted under Section 7.02 and prepayments redemptions, purchases, defeasances and other payments permitted by Section 7.10, (f) employment and severance arrangements between the Borrower, any of its direct or indirect parent companies and the Subsidiaries and their respective officers and employees in the ordinary course of business or consistent with past practice and transactions pursuant to equity-based plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings, the Borrower and the Subsidiaries (or any direct or indirect parent of Holdings) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower, any of its direct or indirect parent companies and the Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders in any material respect, (i) contemporaneous purchases and/or sales by the Borrower or any of its Subsidiaries and an Affiliate of the Borrower, of assets, capital stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations of third parties at substantially the same price, (j) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with the Borrower or any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of Holdings, the Borrower and its Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Permitted Holder or to any former, present or future director, manager, officer, employee or consultant (or any Affiliate or any Immediate Family Member of any of the foregoing) of Holdings, any of its Subsidiaries or any direct or indirect parent thereof, (l) sales of accounts receivable, or participations therein, or Securitization Assets in connection with any Qualified Securitization Facility, (m) Permitted Intercompany Activities, (n) a joint venture which would constitute a transaction with an Affiliate solely as a result of Holdings, the Borrower or any Remainco Entity owning an equity interest or otherwise controlling such joint venture or similar entity, (o) [reserved], (p) the Transactions, (q) the issuance of Qualified Equity Interests of the Borrower or Holdings and the granting of registration or other customary rights in connection therewith and (r) [reserved].
Section 7.08.    Burdensome Agreements. The Borrower shall not, nor shall the Borrower permit any of the Remainco Entities to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits (a) any Remainco Entity that is a Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Remainco Entity or to make or repay intercompany loans and advances to the Borrower or any Remainco Entity or (b) the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.08) are listed on Schedule 7.08 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Remainco Entity at the time such Remainco Entity first becomes a Remainco Entity, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Remainco Entity; (iii) [reserved], (iv) arise in connection with (x) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (y) any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Remainco Entity or the assignment of any license or sublicense agreement, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or consistent with past practice, (xii) are restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Qualified Securitization Facility and relate solely to the Securitization Assets subject thereto, (xiii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit and (xiv) this Agreement, the Existing Credit Agreement, the Senior Secured Notes Indenture as in effect on the date hereof, and the Newco Credit Agreement.
Section 7.09.    [Reserved].
Section 7.10.    Prepayments, Etc. of Indebtedness.
(a)    The Borrower shall not, nor shall the Borrower permit any Remainco Entity to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), any unsecured, junior lien or subordinated Indebtedness, or Indebtedness not secured by all of the Collateral (collectively, “Junior Financing”) of the Borrower or any of the Remainco Entities, or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Permitted Refinancing thereof, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents, and (iii) a Permitted Senior Secured Notes Exchange.
(b)    The Loan Parties shall not, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any principal amount in respect of any Indebtedness secured on a pari passu basis with the Obligations except (i) as prescribed under the Existing Credit Agreement Intercreditor Agreement (or, where the Existing Credit Agreement Intercreditor Agreement is silent, on a pro rata or less than pro rata basis with the Obligations of equal Priority), provided that any payment of the Obligations in connection with this clause (i) shall constitute a voluntary prepayment pursuant to Section 2.05(a) and (ii) any Permitted Refinancing of the foregoing made on a cashless basis.
(c)    The Borrower shall not, nor shall the Borrower permit any Remainco Entity to amend, modify or change any term or condition in any Junior Financing or other Indebtedness for borrowed money in an aggregate principal amount in excess of the Threshold Amount in any manner that (i) shortens the final maturity or weighted average life to maturity thereof to prior to the date that is 91 days after the Latest Maturity Date applicable to the First Out Obligations and the Second Out Obligations, (ii) results in any such Junior Financing being secured by any Lien that is not junior to the Liens securing the Obligations or being senior in right of payment to any of the

Obligations (or, for subordinated Indebtedness, pari passu in right of payment to any of the Obligations), (iii) adds any obligor or collateral not then provided for or (iv) imposes any restriction on the payment of the Obligations.
For purposes of determining compliance with this Section 7.10, in the event that a payment meets the criteria of more than one of the categories of payments described above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such payment or any portion thereof in a manner that complies with this Section 7.10 and will only be required to include the amount and type of such payment in one or more of the above clauses.
Section 7.11.    Holdings Covenant.
(a)    Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower, (iv) the performance of its obligations under and in connection with its Organizational Documents, the Loan Documents, the Transactions and the agreements, any agreement contemplated by Section 6.07(b)(xiv), and any other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Qualified Equity Interests for sale or resale, including the costs, fees and expenses related thereto, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vii) providing usual and customary indemnification to officers and directors, (viii) activities incidental to the consummation of the Transactions, (ix) providing a performance guaranty under any Qualified Securitization Facility, MUFG Factoring Program or other receivables financing or factoring program permitted hereunder and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.
(b)    Holdings will not own or acquire any material assets (other than Equity Interests and cash and Cash Equivalents received in connection with Restricted Payments permitted hereunder pending application thereof as referred to in Section 7.11(a)(i) above), or incur any liabilities (other than liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement or to the extent such asset is only held for a limited period prior to being transferred to the Borrower) or issue any Disqualified Equity Interest.
(c)    Holdings may not pledge or grant any consensual Lien on the Equity Interests of the Borrower to any Person other than (a) Liens granted to the Administrative Agent for the benefit of the Secured Parties and (b) Liens granted to secure obligations permitted to be secured pursuant to clauses (a), (aa), (dd), and (ii) of Section 7.01.

Section 7.12.    Outbound Investment Rules. The Borrower will not, and will not permit any Remainco Entity to, (a) be or become a “covered foreign person,” as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in any activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 7.13.    [Reserved].
Section 7.14.    Material Agreement Amendments. The Borrower shall not, and shall not permit any Remainco Entity to, amend, modify, supplement or change the terms of, the organizational documents of Holdings, Borrower or any Loan Party in any manner that is materially adverse to the Lenders.
Section 7.15.    Liability Management Transactions. The Borrower shall not, and shall not permit any Remainco Entity to, directly or indirectly, (i) create, incur, assume or otherwise become or remain liable with respect to any Indebtedness or issue any Equity Interest, (ii) create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, (iii) make or own any Investment, (iv) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), (v) convey, sell, lease, exclusively license or otherwise dispose of all or any part of its property or assets or (vi) otherwise engage in any other activity, in each case, that constitutes, or is undertaken to effect, a Liability Management Transaction. For the avoidance of doubt, this Section 7.15 shall not prohibit the Transactions.
Section 7.16.    Change in Nature of Business. The Borrower shall not, nor shall the Borrower permit any of the Remainco Entities to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Remainco Entities on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
Section 7.17.    Accounting Changes. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
ARTICLE 8
Events of Default and Remedies
Section 8.01.    Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):
(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. Any Loan Party, or any other Remainco Entity fails to perform or observe any applicable term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.16 or Article 7; provided that a Default as a result of a breach of Section 7.09 is subject to cure pursuant to Section 8.05, and a Default as a result of a breach of Section 7.18 shall not constitute an Event of Default unless such breach continues unremedied for five (5) Business Days after the earlier of a Responsible Officer of the Borrower obtaining knowledge thereof and a written notice thereof from the Administrative Agent; or
(c)    Other Defaults. Any Loan Party, or any other Remainco Entity fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any other Loan Party herein or in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; or
(e)    Cross-Default. (I) The Borrower or any Remainco Entity (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (i) any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount or (ii) the Senior Secured Notes or any Qualified Securitization Facility, including, for the avoidance of doubt, the Qualified Securitization Facility that satisfies the Available Factoring Condition, or, in each case, any refinancing thereof (in each case, having an outstanding principal amount (or, in the case of a Qualified Securitization Facility, an outstanding funded amount) of not less than the Threshold Amount) or (B) fails to observe or perform any other agreement or condition under relating to (i) any Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount or (ii) the Senior Secured Notes or any Qualified Securitization Facility, including, for the avoidance of doubt, the Qualified Securitization Facility that satisfies the Available Factoring Condition, or, in each case, any refinancing thereof (in each case, having an outstanding principal amount (or, in the case of a Qualified Securitization Facility, an outstanding funded amount) of not less than the Threshold Amount), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or other Remainco Entity institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Judgments. There is entered against any Loan Party or any other Remainco Entity a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(h)    Change of Control. There occurs any Change of Control; or
(i)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01, 6.11, 6.13, 6.16 and the Security Agreement shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements; or

(j)    ERISA. (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of any Loan Party or any other Remainco Entity or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or, any other Remainco Entity or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or any other Remainco Entity or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or
(k)    Invalidity of Guaranty. Any material provision of the Guaranty, at any time after the execution and delivery of this Agreement and for any reason other than as expressly permitted hereunder (including as a result of a release under Section 9.11 on account of a transaction permitted under Sections 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of the Guaranty; or any Loan Party denies in writing that it has any or further liability or obligation under the Guaranty (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind the Guaranty; or
(l)    Newco Credit Agreement. (i) An Event of Default (under and as defined in) the Newco Credit Agreement shall have occurred and be continuing, (ii) the assertion in writing by any Remainco Entity or Newco Entity that the obligations in respect of the Newco Credit Agreement are not enforceable or (iii) any portion of the obligations thereunder is invalidated by a court of competent jurisdiction, or otherwise ceases, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or
(m)    Available Factoring Condition. The Available Factoring Condition has not been met by December 31, 2026 (or such later date, not later than forty-five (45) days thereafter, as the Required Lenders (acting at the direction of the Newco Required Lenders) may agree) or shall cease to be met following the initial satisfaction thereof; or
(n)    [Reserved].
(o)    Tolling Sale. (i) The Tolling Sale Agreement is terminated prior to the consummation of the Tolling Sale, (ii) any event shall have occurred, or condition not met, which would entitle the buyer under the Tolling Sale Agreement to termination the Tolling Sale Agreement, or (iii) the Tolling Sale shall not have been consummated and all Net Proceeds therefrom (other than amounts held in escrow, holdbacks, purchase price adjustments and deferred or contingent consideration, if any, contemplated by the Tolling Sale Agreement) actually received by the Borrower or a Subsidiary thereof on or prior to the Tolling Sale Outside Date; or
(p)    [Reserved].
(q)    [Reserved].
Section 8.02.    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent, at the request of the Required Lenders (acting at the direction of the Newco Required Lenders), shall take any or all of the following actions:
(i)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)    [reserved]; and

(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon (i) the occurrence of an actual or deemed entry of an order for relief with respect to Holdings or the Borrower under the Bankruptcy Code of the United States or (ii) the acceleration of all or any portion of the obligations under the Newco Credit Agreement, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
Section 8.03.    Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01(f), any reference in any such clause to any Remainco Entity shall be deemed not to include any Remainco Entity that is a Subsidiary of the Borrower (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 2.5% of Total Assets (it being agreed that all Remainco Entities affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Remainco Entity, for purposes of determining whether the condition specified above is satisfied).
Section 8.04.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;
Second, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
ARTICLE 9
Administrative Agent and Other Agents
Section 9.01.    Appointment and Authorization of Agents.
(a)    Each Lender hereby irrevocably appoints Ankura Trust to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Loan Parties or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.
(c)    Each of the Secured Parties (by acceptance of the benefits of the Collateral Documents) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
(d)    Each Lender and each other Secured Party (by acceptance of the benefits of the Collateral Documents) hereby (i) acknowledges that it has received a copy of the Intercreditor Agreements, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, and (iii) authorizes and instructs the Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent and on behalf of such Lender or Secured Party.
(e)    Except as provided in Section and 9.11, the provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.
Section 9.02.    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
Section 9.03.    Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any Agent-Related Person, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (d) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder, (e) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, or (f) be (i) required to qualify in any jurisdiction in which the Agents are not presently qualified to perform their obligations as Agent or (ii) required to take any enforcement action against a Loan Party or any other obligor outside of the United States. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The delivery of any reports, information and documents to Agents is for informational purposes only and the Agents’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including a Loan Party’s compliance with any of its covenants or obligations hereunder. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents. The Agents shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). The Agents may at any time request instructions from the Lenders with respect to any actions or approvals that by the terms of this Agreement or any of the Loan Documents the Agents are permitted or desire to take or to grant, and, if such instructions are promptly requested, the Agents shall absolutely be entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any person for refraining from any action or withholding any approval under any of the Loan Documents until the Agent shall have received such instructions from the Required Lenders (acting at the direction of the Newco Required Lenders) (or such greater number of Lenders as may be expressly required hereby). Moreover, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders or the Newco Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.
Section 9.04.    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (acting at the direction of the Newco Required Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Agents may consult with legal counsel, independent accountants and other experts selected by the Agents, as applicable, and shall not be liable for any action taken or not taken by the Agents in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.
Section 9.05.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default” (it being understood that the Newco Required Lenders may deliver such written notice to the Administrative Agent with respect to any Default or Event of Default under and as defined in the Newco Credit Agreement, which notice shall constitute a “notice of default”). The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders (acting at the direction of Newco Required Lenders) in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent shall have no obligation to take, and may refrain from taking, any action with respect to such Event of Default.
Section 9.06.    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 9.07.    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so) acting as an Agent, pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties and without limiting their obligation to do so. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against (even if so directed by the Required Lenders) until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any claim, liability, obligation, loss, damage, demand, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any claim, liability, obligation, loss, damage, demand, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The indemnity provided to each Agent under this Section 9.07 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.07 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.08.    Agents in Their Individual Capacities. Ankura Trust and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Ankura Trust were not the Administrative Agent or the Collateral Agent, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Ankura Trust or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, Ankura Trust and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include Ankura Trust in its individual capacity. Any successor to Ankura Trust as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Ankura Trust under this Section 9.08.

Section 9.09.    Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement, or is removed by the Borrower, the Required Lenders (acting at the direction of the Newco Required Lenders) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (1) shall be (a) a “financial institution” within the meaning of Treasury Regulation section 1.1441-1(c)(5) and (b) either (i) a United States person (as defined in Section 7701(a)(30) of the Code) or (ii) a United States branch that is eligible to assume primary responsibility for United States federal withholding with respect to payments received on behalf of lenders pursuant to Treasury Regulation section 1.1441-1(b)(2)(iv)(A) and (2) shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article 9 and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders (acting at the direction of the Newco Required Lenders) appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders (acting at the direction of the Newco Required Lenders) may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.
Section 9.10.    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders (acting at the direction of the Newco Required Lenders), to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders (acting at the direction of the Newco Required Lenders), irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders (acting at the direction of the Newco Required Lenders) contained in clauses (a) through (f), (h) and (i) of Section 10.01), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 9.11.    Collateral and Guaranty Matters. Each Lender and each other Secured Party by its acceptance of the Collateral Documents, subject to the final paragraph in this Section 9.11, irrevocably agrees:
(a)    that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is disposed or to be disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (acting at the direction of the Newco Required Lenders), (iv) to the extent such asset constitutes an Excluded Asset or (v) if the property subject to such Lien is owned by a Subsidiary

Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
(b)    that upon the written request of the Borrower, the Administrative Agent and the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u), (w) or (ff) (in each case, to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Administrative Agent;
(c)    that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Remainco Entity or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur in connection with a Liability Management Transaction, or if such (x) Guarantor continues to be a guarantor in respect of Specified Indebtedness; (y) transaction is entered into primarily in contemplation of causing such release, or (z) transaction does not have a bona fide business purpose.
(d)    at the sole option of the Borrower, Holdings or any existing entity constituting “Holdings” shall be released from its obligations under the Guaranty if such entity ceases to be the direct parent of the Borrower as a result of a transaction or designation permitted pursuant to the definition thereof and otherwise permitted hereunder, subject to the assumption of all obligations of “Holdings” under the Loan Documents by such other Subsidiary that is not a Newco Entity that directly owns 100% of the issued and outstanding Equity Interests in the Borrower pursuant to the definition thereof and satisfaction of the Collateral and Guarantee Requirements by such Subsidiary that is not a Newco Entity; provided that 100% of the Equity Interests of the Borrower shall be pledged to the Administrative Agent to secure the Obligations; and
(e)    the Collateral Agent may, without any further consent of any Lender, enter into (i) supplements to the Existing Credit Agreement Intercreditor Agreement and/or (ii) a Junior Lien Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness permitted under Section 7.03 that is permitted to be secured on a junior Lien basis to the Liens securing the Obligations, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties; and
(f)    Notwithstanding anything to the contrary contained herein (including in this Section 9.11) or in any other Loan Document, in connection with any Government Accounts Release Event under clause (iii) of the definition thereof, any Liens granted to or held by the Administrative Agent or the Collateral Agent on Government Accounts and Securitization Assets related thereto shall be automatically released upon the delivery of a certificate of a Responsible Officer of the Borrower certifying that the Government Accounts Release Conditions are satisfied as of the date of such Government Accounts Release Event; it being understood that any provider of a Qualified Securitization Facility (including MUFG Bank Ltd., as purchaser under the MUFG Factoring Program) shall be an express third party beneficiary of this Section 9.11(f).
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (acting at the direction of the Newco Required Lenders) will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly upon the written request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible

Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.
The Administrative Agent shall have no obligation whatsoever to any Lender or any other person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or that the liens and security interests granted to the Administrative Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Administrative Agent shall have no duty or liability whatsoever to any other Lender.
Notwithstanding anything to the contrary contained herein (including in this Section 9.11) or in any other Loan Document, all releases of Liens on Government Accounts shall be subject to the Government Contracts Release Condition.
Section 9.12.    Other Agents; Arrangers and Managers. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.13.    Withholding Tax Indemnity. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any Guarantor pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower or any Guarantor to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.
Section 9.14.    Appointment of Supplemental Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)    In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.
(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.
Section 9.15.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.16.    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
Section 9.17.    Certain Other Matters.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, whenever reference is made in this Agreement or any other Loan Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent hereunder or thereunder, it is understood that in all cases the Administrative Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Required Lenders (acting at the direction of the Newco Required Lenders).
(b)    With respect to any matter hereunder or under any other Loan Document that is subject to, or for which any Agent may seek, the consent or direction of the Lenders or the Required Lenders, it is understood in all cases to mean the Lenders or Required Lenders, as applicable, acting at the direction of the Newco Required Lenders. With respect to any matter hereunder or under any other Loan Document that is required to be satisfactory or acceptable to the Agent (or words of similar import) or that otherwise requires the consent of, or the discretionary judgment or actions by, the Agent, it is understood in all cases that each such requirement shall refer to the Agent acting at the direction of the Newco Credit Agreement Agent and that the Agent shall not find any such matters satisfactory or acceptable, provide any such consent or otherwise exercise any such discretionary judgment or take any such discretionary actions, in each case, without the written confirmation from the Newco Required Lenders or the Newco Credit Agreement Agent, as applicable. Written confirmation of any action, approval or direction from the Lenders or the Required Lenders delivered to either Agent from the Lenders, the Borrower, the Newco Credit Agreement Agent or legal counsel to the Newco Credit Agreement Agent or the Newco Required Lenders (which (x) shall include, if delivered by the Lenders, written certification from the Lenders that the Lenders are acting at the direction of the Newco Required Lenders or (y) may include, at either Agent’s request, legal counsel’s certification to the Agents that it is legal counsel to the Newco Credit Agreement Agent and/or the Newco Required Lenders, as applicable) shall in all cases constitute sufficient evidence of the Lenders’ and the Required Lenders’ (or the Newco Required Lenders’, as applicable) approval or direction, and the Agents may conclusively rely thereon without liability to any party hereto or any other Person. Any such written confirmation from legal counsel may be provided to the Agents by email in accordance with this Agreement, with a copy to the applicable Agent’s legal counsel. Either Agent may seek, through the Newco Credit Agreement Agent, the approval or direction of the Newco Required Lenders with respect to any corresponding matter hereunder or under any other Loan Document.
ARTICLE 10
Miscellaneous
Section 10.01.    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (acting at the direction of the Newco Required Lenders), or by the Administrative Agent with the consent of the Required Lenders (acting at the direction of the Newco Required Lenders), and Holdings and the Borrower (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.
Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Existing Credit Agreement Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the Other Debt Representatives, as expressly contemplated by the terms of any Existing Credit Agreement Intercreditor Agreement, such Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable, pursuant to the terms thereof (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) [reserved], (E) solely to add benefit to one or more existing Facilities, including but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any Incremental Facility to be fungible with any existing Facility and (F) to add any financial covenant or other terms for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, and in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders (acting at the direction of the Newco Required Lenders) within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any

Loan Document if the same is not objected to in writing by the Required Lenders (acting at the direction of the Newco Required Lenders) within five (5) Business Days following receipt of notice thereof.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14 and such Incremental Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any amendment, waiver, consent or supplement to this Agreement and such other related changes to this Agreement as may be applicable to amend the definition of “Eurocurrency Rate” with the consents, if any, and in the manner, as set forth therein.
Section 10.02.    Notices and Other Communications; Facsimile Copies.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. Any notice not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
(c)    Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.
(d)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.
Section 10.03.    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 10.04.    Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one primary counsel and one local counsel as reasonably necessary in each relevant jurisdiction) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent and the Collateral Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent (and one local counsel as reasonably necessary in each relevant jurisdiction) and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
Section 10.05.    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Agent under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower or any of its Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks, Debtdomain, Roadshow Access (if applicable) or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable Law, shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 10.05); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Remainco Entity. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.
The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
Section 10.06.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion)

to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect, in the applicable currency of such recovery or payment.
Section 10.07.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) [reserved], (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(j) or (iv) [reserved] (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, (x) no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) [reserved], (ii) a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (iii) to Holdings, the Borrower or any of their respective Subsidiaries and (y) no Lender may assign any of its rights or obligations under the Revolving Credit Facility or Revolving Credit Exposure hereunder without the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) unless (i) such assignment is by a Revolving Credit Lender to another Revolving Credit Lender or an Affiliate of such assigning Revolving Credit Lender or (ii) an Event of Default under Section 8.01(a) or, solely with respect to Holdings or the Borrower, Section 8.01(f) has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any assignment unless the Borrower shall have objected thereto within ten (10) Business Days after it has received the written request therefor. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to Section 10.07(a) and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld, delayed or conditioned);
(B)    the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); and
(C)    the Newco Supermajority Lenders (such consent not to be unreasonably withheld, delayed or conditioned so long as the Assignee is Newco Credit Agreement Holdings or one of its Subsidiaries that is a Newco Loan Party).
(c)    Assignments shall be subject to the following additional conditions:
(A)    [reserved];
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d); and
(D)    each assignment of Second Out Extended Revolving Credit Commitments or PLOC Credit Commitments shall include an assignment of such assigning Lender’s Second Out Extended Revolving Credit Commitments and PLOC Credit Commitments on a pro rata basis.
Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment or Loans assigned, except this paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.
(d)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note(s), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).
(e)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all Loans will be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).
(f)    Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower, the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(g)    [Reserved].
(h)    [Reserved].

(i)    [Reserved].
(j)    [Reserved].
(k)    Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it, including any pledge or assignment to secure all Obligations (as defined in the Newco Credit Agreement) and obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that unless and until such pledgee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such pledgee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such pledgee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise; provided, further, that, the foregoing proviso shall not limit any exercise of any rights by the Newco Credit Agreement Agent or any other Secured Parties (as defined in the Newco Credit Agreement) pursuant to the Newco Credit Agreement Documents.
Section 10.08.    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(j), counterparty to a Swap Contract, Eligible Assignee of, or any prospective Eligible Assignee of any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees shall be made subject to the acknowledgement and acceptance by such Lender or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in the Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information); (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or its Affiliates (so long as such source is not known to the Administrative Agent, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) [reserved]; (j) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with establishing a “due diligence” defense or (l) to the extent such Information is independently developed by the Administrative Agent, such Lender or any of their respective Affiliates. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from Holdings, the Borrower or any of their Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.
Section 10.09.    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender and their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Agent, Lender and Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.
Section 10.10.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.11.    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by an original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 10.12.    Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, in the event of any conflict between the provisions of this Agreement or any other Loan Document and those of the Newco Credit Agreement Documents, the provisions of the Newco Credit Agreement Documents shall control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 10.13.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 10.14.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.15.    GOVERNING LAW.
(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.
Section 10.16.    WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY

PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.17.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent and the Administrative Agent shall have been notified by each Lender that each Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
Section 10.18.    USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
Section 10.19.    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.
(b)    Each Loan Party acknowledges and agrees that each Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender and without any duty to account therefor to any other Lender, Holdings, the Borrower or any Affiliate of the foregoing. Each Lender and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Holdings, the Borrower or any Affiliate of the foregoing. Some or all of the Lenders may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrower or an Affiliate thereof.
Section 10.20.    Electronic Execution. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, and each Lender (collectively, each a “Lender Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document and (ii) waives any claim against the Administrative Agent and each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.21.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.
Section 10.22.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.23.    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Facilities or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.
Section 10.24.    [Reserved].
Section 10.25.    Third Party Beneficiaries. Notwithstanding anything herein to the contrary (including any provision hereof permitting any amendment, waiver or other modification to become effective upon notice or absent objection), the parties hereto agree (a) that each of the Newco Credit Agreement Lenders, the Newco Credit Agreement Agent and the Collateral Agent (as defined in the Newco Credit Agreement) are express third-party beneficiaries of, and may enforce, the provisions in this Agreement that are expressly in their favor and (b) that no provision of this Agreement or any Loan Documents shall be materially amended, waived or otherwise modified, in each case, in any way adverse to the Newco Credit Agreement Lenders without the prior written consent of the

Newco Required Lenders and (c) that the provisions in this Agreement that are expressly in favor of the Newco Supermajority Lenders and the definition of “Newco Supermajority Lenders” (and any other provisions of this Agreement to the extent a modification thereof would adversely modify the substance of any of the foregoing as it affects the Newco Supermajority Lenders) shall not be materially amended, waived or otherwise modified, in each case, in any way adverse to the Newco Supermajority Lenders without the prior written consent of the Newco Supermajority Lenders. Any amendments, waivers, and modification made in violation of Section 10.25(b) or (c) shall be void ab initio.
ARTICLE 11
Guaranty
Section 11.01.    The Guaranty. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by the Borrower or any other Loan Party under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s), as applicable, shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Section 11.02.    Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)    at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iv)    any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
(v)    the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 11.03.    Reinstatement. The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise. This Section 11.03 shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 11.04.    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Global Remainco Intercompany Subordination Agreement; provided, that, for the avoidance of doubt, nothing in this Article XI or the Global Remainco Intercompany Subordination Agreement shall subordinate any Loan Documents, any Obligations or any Collateral.
Section 11.05.    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
Section 11.06.    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 11.07.    Continuing Guaranty. The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
Section 11.08.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 11.09.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
Section 11.10.    Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, a Subsidiary Guarantor is released in accordance with Section 9.11, such Subsidiary Guarantor shall, upon the consummation of the transaction related to such release, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Subsidiary Guarantor’s expense and reasonable request, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Specified Indebtedness.
When all Commitments hereunder have terminated, and all Loans or other Obligations (other than contingent indemnification and expense reimbursement obligations not yet accrued and payable) hereunder which are accrued and payable have been paid or satisfied, this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense and reasonable request, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.
Section 11.11.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.
Section 11.12.    [Reserved].

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
CONDUENT INCORPORATED, as Holdings
By:    /s/ Giles Goodburn
Name:    Giles Goodburn
Title:    Chief Financial Officer
CONDUENT BUSINESS SERVICES, LLC, as the Borrower
By:    /s/ Giles Goodburn
Name:    Giles Goodburn
Title:    Chief Financial Officer
[Signature Page to Intercompany Credit Agreement]

CONDUENT STATE & LOCAL SOLUTIONS, INC.
CONDUENT MIDDLE EAST, INC.
CONDUENT MORTGAGE SERVICES, INC.
CONDUENT PAYMENT INTEGRITY SOLUTIONS, INC.
CONDUENT TRADEONE MARKETING, INC.
CONDUENT HEALTHY COMMUNITIES CORPORATION
CONDUENT HEALTHCARE KNOWLEDGE SOLUTIONS, INC.
CONDUENT IMAGE SOLUTIONS, INC.
CONDUENT BUSINESS PROCESS OPTIMIZATION SERVICES, INC.
CONDUENT LEARNING SERVICES, INC.
CONDUENT WIRELESS DATA SERVICES NORTH AMERICA, INC.
CONDUENT HR SERVICES, LLC
CONDUENT EDUCATION SERVICES, LLC
CONDUENT COMMERCIAL SOLUTIONS, LLC
CONDUENT LEGAL & COMPLIANCE SOLUTIONS, LLC
CONDUENT PATIENT ACCESS SOLUTIONS, LLC
CONDUENT CREDIT BALANCE SOLUTIONS, LLC, as Subsidiary Guarantors
By:    /s/ Giles Goodburn
Name:    Giles Goodburn
Title:    Chief Financial Officer
CONDUENT LENDING, INC.
CONDUENT PARKING, LLC
CONDUENT PUBLIC SAFETY, LLC, as Subsidiary Guarantors
By:    /s/ Anna Novoseletsky
Name:    Anna Novoseletsky
Title: President

CONDUENT HEALTH ADMINISTRATION, INC., as Subsidiary Guarantor
By:    /s/ David Chen
Name:    David Chen
Title:    President
CONDUENT IA, LLC, as Subsidiary Guarantor
By:    /s/ Kimberly Marshall
Name:    Kimberly Marshall
Title:    President

[Signature Page to Intercompany Credit Agreement]

CONDUENT GOVERNMENT HOLDINGS II, LLC, as a Revolving Credit Lender and PLOC Credit Lender
By:    /s/ Giles Goodburn
Name:    Giles Goodburn
Title:    Treasurer
[Signature Page to Intercompany Credit Agreement]

ANKURA TRUST COMPANY, LLC, as Administrative Agent and Collateral Agent
By:    /s/ Beth Micena
    Name:    Beth Micena
    Title:    Managing Director
[Signature Page to Intercompany Credit Agreement]